As filed with the Securities and Exchange Commission on August 6, 2007
Registration No. 333-138105

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHATSWORTH DATA SOLUTIONS, INC.
(formerly Adera Mines Limited)
(Name of Small Business Issuer in Its Charter)

NEVADA	3571	98-0427221
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address and telephone number of principal executive
office and principal place of business)

J. Stewart Asbury III
President
20710 Lassen Street
Chatsworth, California 91311
(818) 341-9200
(Name, address and telephone number of Agent for Service)

Copy to:

C. Raymond Patton, Jr., Esq.
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
(918) 586-8523

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.00001 per share	30,418,430	$0.50	(1)	$15,209,215		$1,627
Common Stock, par value $0.00001 per share, to be issued upon exercise of warrants	1,103,000	$0.50	(1)(2)	$551,500		$59

Total	31,521,430	$0.50		$15,760,715	$	*1,686

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask prices of the common stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on October 18, 2006.

(2)	Calculated in accordance with Rule 457(g) under the Securities Act.

*	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 6, 2007

PROSPECTUS

CHATSWORTH DATA SOLUTIONS, INC.
(formerly Adera Mines Limited)
31,521,430 shares of common stock

This prospectus covers the resale by selling stockholders named on page 11 of up to 31,521,430 shares of our common stock, which include:

•
27,500,000 shares of common stock issued to investors and service providers in conjunction with our August 2006 private placement and our concurrent purchase of all of the stock of Chatsworth Data Corporation (“CDC”);

•	250,000 shares of common stock issued to former shareholders of CDC as part of the purchase price;

•	1,103,000 shares of common stock underlying warrants issued to service providers in conjunction with our August 2006 private placement and our purchase of CDC; and

•	2,668,430 shares of common stock held by current stockholders.

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See "Plan of Distribution."

Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol "CHWD.OB." On August 2, 2007, the closing price of the shares was $0.45 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE "RISK FACTORS" BEGINNING AT PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______, 2007.

TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	7
Use of Proceeds	12
Selling Shareholders	12
Plan of Distribution	15
Legal Proceedings	15
Management	16
Security Ownership of Certain Beneficial Owners and Management	20
Description of Securities	22
Legal Matters	23
Experts	24
Available Information	24
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	24
Description of Business	25
Management's Discussion and Analysis	32
Description of Property	39
Certain Relationships and Related Transactions	39
Market For Common Equity and Related Stockholder Matters	40
Executive Compensation	41
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	42
Index to Consolidated Financial Statements	F-1

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business," contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to stay abreast of technological developments;

•	our ability to successfully sell our products;

•	our ability to protect our proprietary intellectual property and trade secrets; and

•	our ability to raise additional capital when we need it.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Chatsworth Data Solutions, Inc. (formerly, Adera Mines Limited) as "Parent," “Successor”, “the Company," "we," "us" and "our," we refer to our wholly owned subsidiary which we recently acquired, Chatsworth Data Corporation as “CDC,” “Predecessor,” or “the company” and we refer to Parent before the acquisition of CDC as “Adera.”

Company Overview

History of Adera - Parent was incorporated as Adera Mines Limited (“Adera”) in the State of Nevada on December 30, 2003 and until August 2006 was an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits (reserves), which are not in either the development or production stage. Maryna Bilynska and Slavko Bebek were the founders and sole officers and directors of Adera. Although Adera did not classify itself as a shell corporation in its SEC filings, Adera had minimal operations from inception until August 7, 2006.

History of CDC Transaction - In September 2005, Mr. Sidney Anderson was introduced to CDC by a group (the “Group”) that had been working to acquire CDC for several months, but lacked sufficient capital to do so. On September 19, 2005, the Group entered into a six month consulting services agreement with the Sidney L. Anderson Company, LLC (“SLACO”), whereby SLACO would assist the Group in acquiring CDC. This agreement was not renewed and expired by its terms. SLACO performed significant due diligence on CDC and its market potential. SLACO determined that the best way to finance the CDC acquisition was to use an inactive publicly traded company as the acquiring party and to finance the acquiring party with a concurrent private placement in the public acquirer.

Accordingly, Euro Catalysts Capital Markets, Inc. (“Euro Catalysts”) was engaged to locate an inactive public corporation that would be the acquisition entity to acquire CDC. In addition, Cypress Investors, LLC (“Cypress”) was engaged to provide investment banking services in assisting in a private placement to provide funding of the inactive public corporation, which funding would be used by the corporation to acquire CDC.

In early 2006, Mr. Anderson assembled a management team to perform due diligence on CDC and to manage CDC when it was acquired. At this time, Cypress introduced Vision Opportunity Partners to SLACO and Vision agreed to act as the lead investor for private placement in a public company for the acquisition of CDC. As planned, there was a concurrent acquisition of a public vehicle (Adera), private placement of funds into Adera and purchase of the stock of CDC. Adera, CDC and SLACO had no common affiliates or any business dealings of any kind prior to the transactions. Adera was a publicly traded company with minimal activities whose primary asset was a mining lease valued at $0 on its balance sheet. Following numerous negotiations with all parties during the spring and summer of 2006, on or about August 7, 2006, the following actions occurred concurrently:

•
Investors in a private placement purchased 22 million newly issued shares of common stock and warrants to purchase 11 million shares of Parent for gross consideration of $5,500,000. Upon completion of the private placement the investor shares constituted 87% of the then outstanding stock of Parent without considering warrants or other convertible securities;

•
Parent used proceeds of the private placement to purchase all of the shares of CDC, an operating data capture business, for $4,000,000 paid at closing and pay the costs of the private placement and the acquisition of CDC, with the remainder of the purchase consideration consisting of the issuance of 250,000 shares of Parent common stock and a $2,000,000 promissory note;

•
The two officers and directors of Adera resigned; however, one director’s resignation was effective upon completion of the appointment of new directors pursuant to the required waiting period following shareholder notice of a change of control;

•
The remaining Adera director filled the vacancy from the resignation and appointed Mr. Sidney Anderson as a director and the two directors appointed new officers and directors of Parent; the officers began their service immediately, the new directors were appointed pending the applicable shareholder notice and waiting period;

•
The two directors also approved service agreements to compensate Cypress and Euro Catalyst for their services and approved issuance of securities to Group to compensate for the introduction to CDC; and,

•
The former directors of Adera agreed to pay all debts of Adera at closing in the amount of $6,915 and in return, the sole asset of Adera (its mineral reserve interest) was transferred to one of the former officers and directors.

We changed Parent’s name to Chatsworth Data Solutions, Inc. in November 2006. Prior to August 2006, CDC was privately owned. CDC was founded in 1971 from assets purchased from Republic Corporation by five Republic managers, four of whom owned and managed CDC until we bought it. CDC’s former shareholders chose to sell to us because the owner/managers were ready to retire and believed our management team could effectively operate the business. CDC’s corporate headquarters are in Chatsworth, California. CDC’s primary business has been the development and manufacture of optical mark readers (OMR). An optical mark reader is a device which captures visual information and translates the image into digital information a computer is capable of understanding and displaying. An example of an OMR is a mark sense reader used in election vote tabulations, where voters mark their choice by filling in a rectangle, circle or oval, or by completing an arrow. The OMR reads the symbols and tallies the votes. Optical mark readers are sold to four vertical market sectors: education, gaming and lottery, health care and vote tabulation. CDC also manufactures impact recording devices and cable testers.

About the Offering and this Prospectus

This prospectus covers the resale of up to 31,521,430 shares of common stock by the Selling Shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.” We will not receive any proceeds from the resale of shares by any Selling Shareholder. We have agreed to bear all expenses of registration of the common stock offered by this prospectus. The shares shown in the table identifying the Selling Shareholders include:

•	27,500,000 shares of common stock issued to investors and service providers in conjunction with Parent’s August 2006 private placement and its concurrent purchase of all of the stock of CDC;

•	250,000 shares of common stock issued to former shareholders of CDC as part of the purchase price;

•	1,103,000 shares of common stock underlying warrants issued to service providers in conjunction with our August 2006 private placement and our purchase of CDC; and

•	2,668,430 shares of common stock held by existing stockholders of Parent.

Prior to this offering we had 31,250,000 shares outstanding. If all 1,103,000 warrants offered are exercised, after this offering, there will be 32,353,000 shares of common stock outstanding.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You can Find More Information.”

Summary Financial Data

The following historical financial information should be read in conjunction with the section entitled "Management’s Discussion and Analysis" and our and our predecessor’s financial statements and the related notes included elsewhere in this prospectus. Our and our predecessor’s historical financial data are not necessarily indicative of results to be expected for any future periods.

The statement of operations data for the period August 1, 2006 to January 31, 2007 and the balance sheet data as of January 31, 2007 have been derived from the audited consolidated financial statements of Chatsworth Data Solutions (“Successor”), which are included elsewhere in this prospectus. The statement of operations data for the period January 1, 2006 to July 31, 2006 and the year ended December 31, 2005 and the balance sheet data as of December 31, 2005 have been derived from the audited financial statements of Chatsworth Data Corporation (“Predecessor”), which are included elsewhere in this prospectus.

The statement of operations data for the three month period ended April 30, 2007 and the balance sheet data as of April 30, 2007 have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus. Our results of operations for the three months ended April 30, 2007 are not necessarily indicative of the results that can be anticipated for the full fiscal year or any future period.

Balance Sheet Data:	Successor		Predecessor
	April 30,	January 31,	December 31,
	2007	2007	2005
	(unaudited)

Total assets (1)	$9,591,522	$9,386,872	$2,657,244
Current liabilities (2)	$3,138,873	$2,475,404	$520,374
Long term liabilities	$1,791,227	$1,913,988	-
Stockholders’ equity	$4,661,422	$4,997,480	$2,136,870

Statement of Operations Data:	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	April 30,	March 31,
	2007	2006
	(unaudited)	(unaudited)

Net sales	$2,218,753	$1,515,896
Cost of sales	1,493,328	1,181,196
Gross profit	725,425	334,700
General & administrative	1,078,392	271,366
Depreciation	26,195	4,329
Amortization of intangible assets	248,760	-
Income (loss) from operations	(624,522)	59,005
Other income (expense), net	(32,859)	4,366
Income (loss) before tax	(657,381)	63,371
Income tax expense (benefit) (5)	261,638	-
Net income (loss)	$(359,743)	$63,371

Loss per share - basic and diluted	$(0.01)

Weighted average shares outstanding	31,250,000

	Thirteen Months Ended
	January 31, 2007
	Successor	Predecessor	Combined	Predecessor
	For the period	For the period	Thirteen	Year
	August 1, 2006	January 1, 2006	Months Ended	Ended
	To January 31,	To July 31,	January 31,	December 31,
	2007	2006	2007	2005
			(unaudited)
Net sales	$4,314,310	$4,953,120	$9,267,430	$5,561,583
Cost of sales	2,570,909	3,747,105	6,318,014	4,381,685
Gross profit	1,743,401	1,206,015	2,949,416	1,179,898
General & administrative (3)	2,673,154	605,358	3,278,512	595,723
Depreciation	22,866	13,747	36,613	23,543
Amortization of intangible assets	497,520	-	497,520	-
Income (loss) from operations	(1,450,139)	586,910	(863,239)	560,632
Registration payment penalty	(383,000)		(383,000)	-
Other income (expense), net	(46,801)	11,515	(35,286)	44,997
Gain on sale of building (4)	-	-	-	2,934,331
Income (loss) before tax	(1,879,940)	598,425	(1,281,515)	3,539,960
Income tax expense (benefit) (5)	(696,000)	-	(696,000)	54,561
Net income (loss)	$(1,183,940)	$598,425	$(585,515)	$3,485,399

Loss per share - basic and diluted	$(0.06)

Weighted average shares outstanding	18,539,541

(1) On August 7, 2006, we acquired 100 percent of the common stock of Chatsworth Data Corporation (“CDC”), our predecessor. The acquisition was effective August 1, 2006. The outstanding shares of CDC were acquired by us in exchange for (i) $4,000,000 cash, (ii) promissory notes of $2,000,000 (iii) 250,000 shares of the Company’s common stock valued at $60,000, and (iv) an obligation to reimburse the sellers for certain taxes which amounted to $200,000. The acquisition has been accounted for as a purchase in accordance with SFAS No. 141 “Business Combinations.” As such, the results of CDC’s operations have been included in our consolidated financial statements since August 1, 2006. The components of the purchase price and the allocation of the purchase price are as follows:

Purchase price
Cash consideration	$4,000,000
Notes payable issued	2,000,000
Value of 250,000 shares issued at close	60,000
Obligation for tax reimbursement	200,000
Cash paid for services related to acquisition	469,451
Fair value of 2,000,000 shares issued for services related to acquisition	480,000
Fair value of 103,000 warrants issued for services related to acquisition	37,080
Total	$7,246,531

Purchase price allocation
Current assets, including cash of $438,690	$2,748,481
Property and equipment	74,694
Intangible assets	3,132,200
Goodwill	3,926,643
Current liabilities	(1,387,932)
Deferred tax liability	(1,247,555)
Total purchase price	$7,246,531

Of the $3,132,200 of acquired intangible assets, $2,764,500 was assigned to customer relations with an estimated life of 3 years and $367,700 was assigned to proprietary technology with an estimated life of 5 years.

(2) Included in our current liabilities and long term liabilities is $1,000,000, respectively, due to our predecessor’s former shareholders.

(3) Our general and administrative expense for the thirteen months ended January 31, 2007, includes $819,956 of non-cash stock compensation expense and $662,750 of accounting and legal fees incurred for the interim audit of CDC, preparation of the Company’s current report on Form 8-K related to the CDC acquisition, and the preparation of a registration statement filed with the Securities and Exchange Commission on behalf on certain of the Company’s stockholders.

(4) On August 17, 2005, our predecessor sold its land and 29,000 square foot office and warehouse facility in Chatsworth, California to an unrelated third party for $3,292,800. The book value of the property was $168,111 and costs of sale were $190,358, resulting in a gain of $2,934,331. Also on the same date, our predecessor entered into a sublease agreement to lease approximately 14,500 square feet of the office and warehouse facility from an unrelated third party who leased the entire property from its purchaser. The sublease provided for initial minimum lease payments of $119,952 per year, subject to annual escalations, and expires in August 2008.   Our predecessor determined it relinquished substantially all of the use of the Property and retained only a minor portion of such use because the present value of rental for the leaseback represented less than ten percent of the fair value of the property when sold. Accordingly, the gain on the sale portion of the transaction was recognized in its entirety. The lease portion of the transaction was classified as an operating lease.

(5) Prior to August 1, 2006, our predecessor was taxed as a subchapter S corporation. A subchapter S corporation generally does not pay tax at the corporate level; instead, taxes are paid at the shareholder level. Accordingly, our predecessor paid no federal tax and only a minimal California tax.

Summary of Pro Forma Financial Data

We acquired CDC on August 7, 2006. The acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (SFAS No. 141). The assets acquired and liabilities assumed have been recorded at their fair values at the date of the acquisition. The total purchase price was $7,246,531, including transaction costs. The following unaudited pro forma statements reflect the combined data as if CDC had been consolidated for the years ended January 31, 2007 and 2006. For the year ended January 31, 2007, pro forma adjustments include additional $497,520 amortization of intangible assets, additional $65,000 interest on notes payable to predecessor shareholders, and reduction of the income tax benefit by $493,242 to record state and federal taxes at an effective rate of 39.83%. For the year ended January 31, 2006, pro forma adjustments include additional $995,040 amortization of intangible assets, additional $130,800 interest on notes payable to predecessor shareholders, and increase to income tax expense of $1,389,791 to record state and federal taxes at an effective rate of 39.83%.

	Year	Year
	Ended	Ended
	January 31,	January 31
	2007	2006
	(unaudited)	(unaudited)

Net sales	$8,958,619	$5,655,541
Cost of sales	6,083,127	4,452,904
Gross profit	2,875,492	1,202,637
General & administrative	3,246,809	549,479
Depreciation	36,613	23,566
Amortization of intangible assets	995,040	995,040
Income (loss) from operations	(1,402,970)	(365,448)
Interest expense	(129,617)	(130,800)
Interest income	30,652	41,355
Gain on sale of building	-	2,934,331
Income (loss) before tax	(1,501,935)	2,479,438
Income tax expense (benefit)	(202,758)	1,388,206
Net income (loss)	$(1,299,177)	$1,091,232

Loss per share - basic and diluted	$(0.04)	$0.03

Weighted Average Shares Outstanding	31,250,000	31,250,000

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We have incurred operating losses since our acquisition of CDC, and we may not achieve profitability sufficient to generate a positive return on shareholders' investment.  We have experienced operating losses and negative cash flow since our acquisition of CDC in August 2006. We incurred net losses of $1,183,940 for the period from August 1, 2006 through January 31, 2007, and a net loss for the first fiscal quarter ending April 30, 2007 of $359,743. Our future profitability will depend on many factors, including: (i) our ability to secure additional financing to fund continued operations, (ii) the successful completion and commercial development of a new line of scanners; and (iii) successful implementation of cost cutting measures in expenses and overhead. We cannot assure you that we will be successful in these endeavors or, if we are successful in these endeavors, that we will become profitable.

Our failure to obtain additional financing to fund our business operations could restrict our operations. We may need additional financing to fund our operating losses and increase our business. As of April 30, 2007, our current assets totaled $1,828,624, which included cash of $139,950, and our current liabilities totaled $3,037,413. As a result of our working capital deficit and negative cash flow, we have implemented cost cutting measures. We cannot assure you that we will successfully generate sufficient revenues and cost savings to fund our working capital requirements to finance our planned operations. In the event we are unable to generate sufficient cash flows to finance our operations, we will need additional financing. We currently have no commitments for any additional third party financing, and we cannot assure you that we will be able to obtain such financing if it becomes necessary to do so or that, if such financing is obtained, will be on terms and conditions that are favorable to us. Our failure to obtain any additional financing, if necessary, may result in a reduction or cessation of our operations.

Our OMR products may become obsolete if we are unable to stay abreast of technological developments which could adversely affect our business and the value of your investment. There are a number of companies that sell products that compete in our target markets. The individual markets in which we compete are highly competitive, and within the OMR industry products continue to advance technologically. We rely on our proprietary technology significantly. Our proprietary OMR technology may become obsolete if prices continue to decrease for new generations of scanners that encompass both OMR and other image processing functionality such as bar code, signature and optical character recognition. If we are unable to develop new products and/or enhance our OMR functionalities to adapt to these changes in a cost effective and timely manner, our business and the value of your investment could be materially and adversely affected.

We may be unable to timely obtain numerous components for our products which could adversely affect our business and the value of your investment. Although the parts we use to build our products are available from multiple suppliers, we rely on a limited number of suppliers for many of the components and materials. This reliance exposes us to significant risks, including:

•
There are varying lead times to obtain these components. Some component products are available within six weeks; other parts cannot be obtained for 16 to 22 weeks. These longer lead times could impact our ability to manufacture and deliver finished products to our customers on time and our ability to obtain customer orders.

•	There could be fluctuations in the quality and price of components and material needed to manufacture and deliver finished products.

We do not have long-term or exclusive purchase commitments with our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain necessary components or materials in a timely manner, which could adversely affect our relationships with our customers which could adversely affect our business and the value of your investment.

If we fail to protect and enforce our intellectual property rights, our ability to generate revenues would be impaired which could adversely affect our business and the value of your investment. We have employed proprietary information to design our products. Rather than seeking patent protection, we protect our intellectual property rights through confidentiality agreements and inventions agreements. However, such measures may not be sufficient to protect our intellectual property rights. Unauthorized parties may attempt to reverse engineer or copy aspects of our products or otherwise use our proprietary information. Policing unauthorized use of our products is expensive and difficult. If we cannot protect our rights, others could produce and sell similar products and we would lose our competitive advantage. Any such goods being sold in the marketplace to consumers could damage our brand and cause us to lose revenues if consumers by unauthorized goods. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products.

If we fail to maintain proper inventory levels our business could be harmed which could adversely affect the value of your investment. We manufacture certain products prior to receipt of customer orders in order to obtain volume pricing on components and reduce overall costs, decrease the time needed to fill customer orders and the risk of non-delivery. We may not sell the products we have manufactured. Inventory levels in excess of customer demand may result in inventory write-downs. If we sell excess inventory at discounted prices, it could significantly impair our brand image and decrease our operating results and financial condition. Conversely, if we underestimate demand for our products and do not have the inventory needed to manufacture our products when we need them, we may experience inventory shortages. Inventory shortages could delay shipments to customers, negatively impact distributor relationships, and diminish brand loyalty which could adversely affect our business and the value of your investment.

We are dependent on third-party resellers of OMR products; we do not control these resellers, and if we fail to maintain our existing relationships with these resellers our business could be materially and adversely affected. CDC manufactures OMR components that are embedded into by our customers into broader “solutions” encompassing software, tests, and forms. These “solutions” are marketed, sold and delivered to end users by our customers who are typically resellers. We have little or no contact with the end users of our products and are dependent on our resellers to generate purchase orders our OMR products. If our resellers focus on other competitors’ products or other products entirely, our financial results would be affected negatively. We do not have written agreements with these resellers; we operate solely on a purchase orders. Further if we fail to maintain our existing relationships with third-party resellers and continue to establish new relationships our revenues and business could be materially and adversely affected.

If we are unable to effectively manage our modernization our business and the value of your investment could be materially and adversely affected. Until we purchased CDC, it was not operated to emphasize financial reporting. We have undertaken certain modernizing programs to provide financial reporting appropriate to a public reporting company. This process is expensive, will utilize significant management resources and could divert management’s attention from our core business. If we do not promptly complete this process, we will not be able to focus on the production, marketing and sales of our products, which could negatively affect our financial results and the value of your investment.

If we are unable to successfully implement our planned revenue growth our business and the value of your investment could be materially and adversely affected. Under prior ownership, CDC sales and marketing activities were extremely limited. We believe we can increase revenues by building a sales and marketing team. If we successfully obtain additional orders, we will need to fulfill the orders by expanding our systems as well as hiring, training, supervising and managing new employees. These actions are time consuming and expensive and will increase management responsibilities. We may not be able to:

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	meet our capital needs;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Misappropriation of our intellectual property could harm our business and the value of your investment could be materially and adversely affected. We have chosen not to use patent protection for our propriety technology, but instead rely on trade secret protection. If our competitors misappropriate our proprietary know how and trade secrets, we could have a material adverse affect on our business. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources.

If our facilities were to experience catastrophic loss, our operations and business would be seriously harmed which would have a materially and adverse effect on the value of your investment. We have a single manufacturing facility in Chatsworth, California. This facility could be subject to a catastrophic loss from fire, flood, earthquake or terrorist activity. All of our research and development activities, manufacturing, our corporate headquarters and other critical business operations are located near major earthquake faults in Chatsworth, California, an area with a history of seismic events. Any such loss at this facility could disrupt our operations, delay production and revenue and result in large expenses to repair or replace the facility. While we have obtained insurance to cover most potential losses, we cannot assure you that our existing insurance coverage will be adequate against all other possible losses. If we are unable to adapt quickly to any such loss, you could lose the entire value of your investment.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and the value of your investment. We have not evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment, which initially apply to us for the fiscal year ended January 31, 2008, and auditor attestation requirements of Section 404, which will initially apply to us for the fiscal year ended January 31, 2009. Although we have commenced implementation the requisite changes to become compliant with Section 404 requirements, because of our lack of familiarity with Section 404, we may not be able to do so in a timely manner, which may unduly divert management’s time and resources in executing the business plan. If, in the future, our external auditors are unable to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Our success is dependent on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment. There is intense competition for qualified personnel in the areas in which we operate. The loss of existing personnel or the failure to recruit additional qualified managerial, technical and sales personal, as well as the expenses in connection with hiring and retaining personnel could adversely affect our business. Our success also depends on the skills, experience and performance of key members of our management team. We are dependent on the continued services of J. Stewart Asbury III, our Chief Executive Officer, Clayton Woodrum, our Chief Financial Officer, and Sid L. Anderson, our Executive Director. Although we have an employment agreement with Mr. Asbury and consulting agreements with Mr. Woodrum and Mr. Anderson, the loss of any of these individuals could have a material adverse effect upon us. We do not have long-term employment agreements with other members of our senior management team. Each of those individuals without long-term employment agreements may voluntarily terminate his employment with the Company at any time upon short notice. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. Additionally, we will need to attract, train and retain more employees for management, research and development, sales and marketing and support positions. As noted above, competition for qualified employees continues to be intense. Consequently, although we intend to issue stock options or other equity-based compensation to attract, train and retain employees, such incentives may not be sufficient to attract, train and retain key personnel to continue to offer our products to current and future customers in a cost effective manner, if at all.

MARKET RISKS

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. Prior to our acquisition of CDC, our predecessor had no trading volume on the OTC Bulletin Board. Through this acquisition, CDC has essentially become public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of common stock in the public market. The price and volume for our common stock that will develop cannot be assured.

The number of persons interested in purchasing our common stock at or near the ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks, months, or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

Our common stock is subject to the “penny stock” rules which could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares. The trading price of our common stock is below $5 per share; and therefore, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float and lack of history as a public company which could lead to wide fluctuations in our share price. The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock may be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Many of these factors will be beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our common stock, including “short” sales;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

The stock market, in general, and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director. Our bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

A single investor owns 37.1% of our outstanding common stock, which may limit your ability and the ability of our other shareholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Approximately 37.1% of our outstanding shares of common stock is owned and controlled by Vision Opportunity Master Fund, Ltd. (without consideration of the 5,800,000 warrants it holds, exercisable at $.30 per share, which are not being registered and cannot be exercised due to contractual limitations). Vision purchased these shares in our August 2006 private placement. Such concentrated control of the Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our shareholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. Accordingly, if all of our officers and directors exercise outstanding option this shareholder together with our directors and executive officers could have the power to control the election of our directors and the approval of actions for which the approval of our shareholders is required. If you acquire shares, you may have no effective voice in the management of the Company.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders identified in this prospectus. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $301,030 in proceeds upon the exercise of warrants held by certain of the selling shareholders. Any proceeds we receive upon the exercise of warrants will be used for working capital and general corporate purposes.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders (previously defined as “Selling Shareholders”) who may sell their shares under this prospectus from time to time. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except for: Sidney L. Anderson, William H. Moothart, J. Stewart Asbury III and Clayton Woodrum who are executive officers or directors and Richardson & Patel, LLP who served as our legal counsel. Except as set forth below, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer. Each selling shareholder purchased in the ordinary course of business, and has no agreement or understanding, directly or indirectly, with any person to distribute the securities.

We will not receive any proceeds from the sales of stock by the selling shareholder. However, we are registering 1,103,000 shares underlying warrants held by selling shareholders and we may receive up to $301,030 in proceeds upon the exercise of warrants.

The following table also provides certain information with respect to the selling shareholders’ ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling shareholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus.

The selling shareholders may transfer, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling shareholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

Name of Selling Security Holders	Common Shares Owned Before Offering	Number of Shares Being Offered	Common Shares Owned After Offering	Percentage Owned After Offering

Sidney L. Anderson (1)(28)	5,000,000	3,000,000	2,000,000	6.0%
Caramat Limited (2) (26)	3,000,000	2,000,000	1,000,000	3.1%
Nite Capital (3) (26)	1,800,000	1,200,000	600,000	1.8%
Clayton E. Woodrum (4)(26) (28)	680,000	120,000	560,000	1.7%
Ashcrete Research & Development, LLC (5) (26)	1,800,000	1,200,000	600,000	1.8%
Iroquois Master Fund (6) (26)	1,200,000	800,000	400,000	1.2%
Vision Opportunity Master Fund, Ltd. (7) (26)	17,400,000	11,600,000	5,800,000	16.0%
McCorkell Investment Company LLC (8) (26)	1,500,000	1,000,000	500,000	1.5%
J. Stewart Asbury III (9) (26)	455,556	100,000	355,556	1.1%
Murdock Capital Partners (10a) (26)	600,000	400,000	200,000	*
Murdock Opportunity Fund (10b) (26)	300,000	200,000	100,000	*
John H. Kunath (11) (26)	210,000	140,000	70,000	*

Name of Selling Security Holders	Common Shares Owned Before Offering	Number of Shares Being Offered	Common Shares Owned After Offering	Percentage Owned After Offering

Vintage Filings LLC (12) (26)	150,000	100,000	50,000	*
MPFV, LLC. (13) (26)	360,000	240,000	120,000	*
FHFV, LLC (13) (26)	90,000	60,000	30,000	*
David Charles Young (9) (26)	150,000	100,000	50,000	*
Sound Capital (14) (26)	360,000	240,000	120,000	*
Whalehaven Capital Fund Limited (15) (26)	3,000,000	2,000,000	1,000,000	3.1%
Steven Lefkowitz (16) (26)	683,333	400,000	283,333	*
Ginger Juhl (9) (26)	150,000	100,000	50,000	*
Cypress Advisors (17)(28)	1,500,000	1,500,000		*
Quebec, Inc. (18)(29)	175,000	175,000	—	*
Canada, Inc. (19) (29)	10,000	10,000	—	*
Jean-Guy Lambert(29)	50,000	50,000	—	*
Gaetan Morin(29)	50,000	50,000	—	*
Pacific Crown Assets International (20) (29)	657,000	657,000	—	*
Marie-France Giguere(29)	50,000	50,000	—	*
Asher Gates (21) (29)	557,000	557,000	—	*
Steve Bourbonnais (22) (29)	300,000	300,000	—	*
Francis Mailhot (23) (28)	984,430	984,430	—	*
Les Services Financiers (23) (28)	275,000	275,000	—	*
Euro Catalysts Capital Markets Inc. (23) (28)	500,000	500,000	—	*
Ekanterini-Kathy Ginos(29)	10,000	10,000	—	*
Bill Kontaratos(29)	20,000	20,000	—	*
Panagiota Kavadis(29)	10,000	10,000	—	*
Domenic Giammarella(29)	10,000	10,000	—	*
Costa Thomas(29)	10,000	10,000	—	*
William H. Moothart (24)(27)	251,923	76,923	175,000	*
Carl G. Bohman(27)	70,513	70,513	—	*
Frank J. Lefkowitz and Linda K. Lefkowitz Trustees UTA dated July 2, 1990(27)	70,513	70,513	—	*
Hannes G. Boehm(27)	16,026	16,026	—	*
Steven Boehm, Trustee The Boehm Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987(27)	3,205	3,205	—	*
Melinda Williams, Trustee The Williams Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987(27)	6,410	6,410	—	*
Judith Day Boehm Yorke, Trustee The Yorke Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987(27)	6,410	6,410	—	*
William Walker, Jr.(28)	300,000	300,000		*

Name of Selling Security Holders	Common Shares Owned Before Offering	Number of Shares Being Offered	Common Shares Owned After Offering	Percentage Owned After Offering

Robert S. Anselmo(28)	200,000	200,000		*
Raymond T. Bennett (28)	200,000	200,000		*
Richardson & Patel(25)(28)	403,000	403,000		*
Total	45,585,319	31,521,430	—

*	Indicates less than 1%

(1)	Includes 2,000,000 shares underlying options excercisable at $0.30 per share which are not being offered for sale.

(2)
The natural person with voting and investment decision for the selling shareholder is James Moir. Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(3)
Keith Goodman, Manager and Partner of Nite Capital, has voting power and investment control over the securities held by Nite Capital. Mr. Goodman disclaims beneficial ownership of these securities. Includes 600,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(4)	Includes 120,000 share purchased for cash in the offering which are being offered; 60,000 warrants at $.30 per share and 500,000 options at $.30 per share which are not being offered.

(5)
The natural person with voting and investment decision power for the selling shareholder is Thomas Scriminger. Includes 600,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(6)
The natural person with voting and investment decision power for the selling shareholder is Joshua Silverman. Includes 400,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(7)
Includes 5,800,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale. The natural person with voting and investment power for the selling shareholder is Adam Benowitz.

(8)
The natural person with voting and investment decision power for the selling shareholder is Don McCorkell. Includes 500,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(9)
Includes 50,000 shares underlying warrants exercisable at $0.30 per share and 305,556 shares underlying options which are exercisable within 60 days of April 30, 2007, none of which are being offered for sale.

(10a)
Includes 200,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale. The natural person with voting and investment power for the selling shareholder is Thomas M. Dean.

(10b)
Includes 100,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale. The natural person with voting and investment power for the selling shareholder is Luis J. Mejia.

(11)	Includes 70,000 shares of underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(12)
The natural person with voting and investment decision power for the selling shareholder is Seth Farbman, President of Vintage Filings. Includes 50,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(13)
The natural person with voting and investment decision power for the selling shareholders is Andrew Feldschreiber. The total for MPFV, LLC includes 120,000 shares underlying warrants exercisable at $0.30 per share and the total for FHVF includes 30,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(14)
The natural person with voting and investment decision power for the selling shareholder is Richard Chancis. Includes 120,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(15)
The natural person with voting and investment decision power for the selling shareholder is Evan Schemenauer. Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.

(16)
Includes 200,000 shares underlying warrants exercisable at $0.30 per share and 83,333 shares underlying options which are exercisable within 60 days of April 30, 2007, none of which are being offered for sale.

(17)	The natural person with voting and investment decision power for the selling shareholder is Scott Koch.

(18)	The natural person with voting and investment decision power for the selling shareholder is Marie-France Giguere.

(19)	The natural person with voting and investment decision power for the selling shareholder is Nathalie Morisette.

(20)	The natural person with voting and investment decision power for the selling shareholder is Andre de Ladurantaye.

(21)	The natural person with voting and investment decision power for the selling shareholder is Frederic Coulon.

(22)	Includes 100,000 shares underlying warrants exercisable at $0.30 per share.

(23)
500,000 shares held by Euro Catalysts Capital Markets Inc; and 275,000 shares held by Les Services Financiers. Includes 400,000 shares underlying warrants issued to Euro Catalysts Capital Markets Inc exercisable at $0.30 per share and 500,000 shares underlying warrants issued to Francis Mailhot exercisable at $0.30 per share. The natural person with voting and investment decision power for the selling shareholder is Francis Mailhot.

(24)	Includes 175,000 shares underlying options which are exercisable within 60 days of April 30, 2007 which are not being offered for sale.

(25)	Includes a warrant for 103,000 shares, exercisable at $0.01 per share.

(26)	Shares offered were purchased for cash in our private placement in August 2006.

(27)	Shares offered were issued as part of consideration for purchase of shares of CDC.

(28)
Securities offered (shares or shares issuable upon exercise of warrants or options) were issued for services performed in connection with our August 2006 private placement and concurrent purchase of shares of CDC.

(29)	Shares offered were privately purchased from Slavko Bebek and Maryna Bilynska who were affiliates of the Company at the time of the purchase and sale.

PLAN OF DISTRIBUTION

We are registering 31,521,430 shares of our common stock for resale by the selling shareholders identified in the section above entitled "Selling Shareholders." We will receive none of the proceeds from the sale of these shares by the selling shareholders. We will pay all of the expenses incident to the registration, offering, and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers and agents.

The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected directly to purchasers by the selling shareholders, and as principal or through one or more underwriters, brokers, dealers or agents from time-to-time in one or more transactions (which may involve crosses or block transactions) (i) on the OTC Bulletin Board or any other market on which the price of our shares of common stock are quoted, or (ii) in transactions otherwise than on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers.

If the selling shareholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the selling shareholders nor Parent can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling shareholders or the purchasers of the common stock. We know of no existing arrangements between the selling shareholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock in this offering may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this Prospectus. The selling shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying Registration Statement must be filed with the Commission.

LEGAL PROCEEDINGS

We are not a party to any material legal proceeding, nor to the knowledge of management, are any material legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.

MANAGEMENT

Change of Control

On August 7, 2006, concurrent with our private placement and purchase of CDC, Slavko Bebek resigned as Chief Executive Officer and Chief Financial Officer but remained a director of the Company subject to a resignation to take effect on the tenth day following the mailing of the Rule 14f-1 notice to shareholders; and Adera’s remaining officer and director, Maryna Bilynska, resigned as Secretary and director. On August 7, 2006, Mr. Bebek, as sole director, appointed J. Stewart Asbury III as Chief Executive Officer, Clayton E. Woodrum as Chief Financial Officer and appointed Sidney L. Anderson to serve as Chairman of the Board of Directors.

The existing board of directors had the authority to appoint new directors of the Company, subject to Rule14f-1 of the Securities Act of 1934, which requires that if a change in control of the board occurs, certain information concerning such change in control is to be transmitted to all shareholders of record and filed with the SEC not less than 10 days prior to the date the new directors take office. We mailed a notice providing such information to our shareholders on August 31, 2006, and the new directors were seated on September 11, 2006. However, the information required under Rule 14f-1 was inadvertently filed late with the SEC. Because the information in the 14f-1 notice was timely mailed to shareholders and material information concerning the transaction and change of control was publicly available in our current report on Form 8-K filed with the SEC on August 11, 2006 , we do not believe there are material risks of claims related to the late14f-1 filing.

The new directors so appointed were William H. Moothart, Gregory A. Nihon, Iain Drummond and Kerry Stirton.

The following table lists the Company's current executive officers and directors:

Name	Age	Position
Sidney L. Anderson	60	Chairman of the Board and Executive Director
William H. Moothart	71	Director
Gregory A. Nihon	31	Director
Kerry Stirton	42	Director
J. Stewart Asbury III	58	Chief Executive Officer and Secretary
Clayton Woodrum	67	Chief Financial Officer
Iain Drummond	36	Director

Business Experience

Sidney L. Anderson. Mr. Anderson was appointed Chairman of our Board of Directors upon closing of the CDC purchase (August 7, 2006) and now serves as our Executive Director as a consultant. Since 2001, Mr. Anderson has been engaged as a private consultant and has provided consulting services to a number of companies on a variety of financial and business matters, including legislative issues, advising privately-held companies considering going public, bond issues and business acquisitions. Representative clients include Pioneer Rocketplane, Inc., Space Adventures, Ltd., Oral Roberts University and Dylan Air. Services. From September 2005 to July 2006, Mr. Anderson spent a majority of his time working on the acquisition of Chatsworth Data Corporation. Mr. Anderson began his professional career with Peat, Marwick, Mitchell & Co., (currently KPMG) in Tulsa, Oklahoma, where he was employed from 1972 through 1977 in the firm’s tax department, last serving as a Tax Manager. He then practiced law for five years and was a partner with the law firm of Pray, Walker, Jackman, Williamson & Marlar in Tulsa, Oklahoma. In 1981, Mr. Anderson founded Pan Western Energy Corporation, a small publicly traded oil and gas exploration and production company, where he served as the company’s President and Chief Executive Officer and Chairman of its Board of Directors for nineteen years until the company was sold October 1, 2000. From February 2005 to July 2006, Mr. Anderson served on the Board of Health Sciences, Inc., a publicly traded company. Mr. Anderson has served on the board of numerous civic and academic organizations as well as public trust authorities including the board of trustees of Oklahoma State University - Tulsa and the University of Tulsa, College of Business Administration Executive Advisory Board. Mr. Anderson has also served as a trustee of the Tulsa Industrial Authority, the University Center at Tulsa Trust Authority and the Economic Development Commission for the City of Tulsa. In addition, Mr. Anderson served in the United States Army Reserve (Captain) from 1971 through 1986 and is a member of the National Eagle Scout Association. Mr. Anderson received his undergraduate degree in Business Administration from the University of Oklahoma in 1969 and his Juris Doctorate degree from the University of Oklahoma in 1972.

Iain Drummond. Mr. Drummond was appointed to our Board as of the closing of the CDC purchase and the appointment was effective on September 11, 2006. Iain Drummond began his professional career as an optical engineer with privately-held Oriel Instruments in Stratford, Connecticut developing laboratory instrumentation and subsystems for biotech and semiconductor equipment manufacturers. During Mr. Drummond’s tenure with Oriel he worked in many facets of the business including research, design, engineering project management, manufacturing, product marketing, and promotions. Following ThermoElectron Corp’s acquisition of Oriel, he helped redefine the company’s product and go-to-market strategy. Mr. Drummond later worked in strategic marketing and business development for Intel’s Internet Management and Appliances Division and a venture funded telecommunications start-up, Novera Optics of San Jose, CA. In 2002, Mr. Drummond joined publicly-traded Harmonic Inc., a provider of digital video, broadband optical networking, and IP delivery systems to cable, satellite, telecom and broadcast network operators. His experience includes product strategy and roadmap definition, competitive analysis and financial benchmarking, evaluation of partners and M&A candidates, as well as division and corporate strategy. He most recently served as Interim President of Harmonic’s Broadband Access Networks division. Mr. Drummond received his Bachelor of Science degree from the Institute of Optics at the University of Rochester, his Masters degree in Applied Physics from Yale University, and his MBA from the University of Chicago Graduate School of Business.

William H. Moothart. Mr. Moothart began service to the Company on September 11, 2006, but has been Chairman, President, Treasurer and principal shareholder of CDC since its inception in 1971 until our purchase of CDC in August 2006. Prior to that time, Mr. Moothart was Director of Engineering for Whittaker Corporation from 1967 to 1971, Director of Litton Data Systems Division from 1962 to 1967, and a First Lieutenant in the United States Air Force assigned to the Air Research & Development Command. Mr. Moothart received his Bachelor of Science Mechanical Engineering degree from Loyola University in 1956 and did graduate work in Electrical Engineering at both Ohio State University and UCLA.

Gregory A Nihon. Mr. Nihon was appointed to our Board as of the closing of the CDC purchase and the appointment was effective on September 11, 2006. Mr. Nihon began his professional career in July 1999 with Banc of America Securities in New York where he was employed in the firm's Corporate and Investment Banking Division. In July 2000, Mr. Nihon joined Morgan Stanley's London office, where he worked on pan-European investment banking and private equity transactions in the real estate sector until March 2002. His transaction and product experience includes public equity, private equity fund placements, high yield, securitization, convertible debt offerings, M&A, and principal investments. Mr. Nihon attended Harvard Business School from August 2002 to June 2004. Following that program, Mr. Nihon began work as director of business development for NYSE-traded Lionsgate Entertainment, an independent film studio based in Santa Monica, CA. At Lionsgate, Mr. Nihon handled an array of capital markets and financial reporting and controls responsibilities; he also prepared financial models for individual film investments and sourced third-party production finance. In March of 2005, Mr. Nihon joined Nihon Global Partners, a family-office style investment firm and merchant bank, where he serves as a Managing Director. Mr. Nihon received his Bachelor of Arts degree from Columbia University and his Masters in Business Administration degree from Harvard Business School.

Kerry Stirton. Mr. Stirton was appointed to our Board as of the closing of the CDC purchase and the appointment was effective on September 11, 2006. Mr. Stirton is currently Managing Director of Stellation Asset Management, a public equity investment management firm with a global fund of fund product. Kerry Stirton has been in the investment management sector for nearly ten years; including extensive hedge fund and direct investment experience. Most recently he was with Goldman Sachs, in the Global Equities Proprietary Trading Group. This experience provided a unique vantage point from which to observe the dynamics of different trading strategies across a wide set of styles and asset classes. His particular trading group used a combined global macro and fundamental equity research approach. Prior to Goldman, he was the Senior Research Analyst for the U.S. Multi-Industry Sector at Sanford C. Bernstein, the research subsidiary of Alliance Capital. His company research covered the most industry sectors of the analysts at Bernstein, and was ranked #1 by the Greenwich Survey of Institutional Investors. With over 100 hedge fund clients around the world, and more than 300 institutional investor clients, Mr. Stirton worked closely with a substantial array of different trading and investment styles. Again, the opportunity to assess various investment approaches, and to ascertain the psychological bents of various forms of investor at different points in a sector’s investment cycle, remains a valuable backdrop to his fund of fund responsibilities. Mr. Stirton’s earlier direct investment experience includes energy commodity trading at Louis Dreyfus Energy and US equity investing with CT Investment Management, where he ran a $300 million US trust portfolio and was investment analyst for the $1.6 billion US Equity portfolio - a top performer across the US mutual fund industry. Prior to his investment career, Mr. Stirton was a corporate strategy and valuation consultant, including 5 years at McKinsey & Co., where he worked in the manufacturing and investment management sectors. He earned law degrees from Harvard Law School and Oxford University, and holds a degree in Politics and Economics from the University of Toronto. Mr. Stirton was a Teaching Fellow at Harvard College, and a Rhodes Scholar.

J. Stewart Asbury III. Mr. Asbury was appointed as our Chief Executive Officer on August 7, 2006. Mr. Asbury began his professional career with Arthur Andersen & Co. in Atlanta, Georgia. While with Arthur Andersen, Mr. Asbury was a Senior Consultant in the firm’s consulting division which is now Accenture. His responsibilities primarily consisted of designing and implementing management and process systems. In 1980, Mr. Asbury joined Byers Engineering in Atlanta, Georgia where he was employed as Division Manager and was responsible for the creation of Byers’ Geographical Information Systems products and markets. During his tenure as Division Manager, the division grew from $900,000 in annual revenues to $18.0 million in annual revenues and employed over 500 people. In 1990, Mr. Asbury became Vice President of Byers Engineering and was responsible for the implementation of the company’s Seibel sales tracking and management system. In 1998, Mr. Asbury became Senior Vice President of SpatialAge Solutions, a division of Byers Engineering focused on the GIS software products business. In 2001, he became President of SpatialAge Solutions and served in that capacity until 2005. Mr. Asbury received his BA in Psychology from the University of Georgia in 1969 and his MBA in Management Policy and Systems from the University of Georgia in 1978. He has served on the Board of Directors of the Geospatial Information and Technology Association and is a former President of that organization. From 1970 through 1974, Mr. Asbury served in the United States Air Force.

Clayton E. Woodrum. Mr. Woodrum was appointed Chief Financial Officer on August 7, 2006. After graduating from Kansas State University, Pittsburg, Kansas, with a BSBA in Accounting, Mr. Woodrum began his professional career with Peat, Marwick, Mitchell & Co. (now KPMG) in the firm’s Tulsa, Oklahoma office where he was employed from 1965 to 1975 in the tax department. During his tenure at Peat Marwick, Mr. Woodrum became a partner and was Partner-in-Charge of the Tulsa Tax Department from 1973 through 1975. In 1975, Mr. Woodrum joined BancOklahoma Corporation and Bank of Oklahoma as Chief Financial Officer where he served in that capacity until 1980. In 1980, Mr. Woodrum returned to Peat Marwick Mitchell & Co. as Partner-in-Charge of the Tulsa Tax Department and the firm’s Financial Institutions Tax Practice. In 1984, Mr. Woodrum became senior partner in the Tulsa, Oklahoma based accounting firm of Woodrum, Kemendo, Tate & Cuite, PLLC. Mr. Woodrum also has financial interests in Computer Data Litigation Services, LLC, which provides litigation support related to the analysis of electronically stored data, and, First Capital Management, LLC, which is a Registered Investment Advisor and provides investment advice to clients. In addition to his Certified Public Accountant’s license, Mr. Woodrum is also a Certified Valuation Analyst and Investment Advisor Representative. Mr. Woodrum has served on numerous boards and trust authorities including the Tulsa Industrial Authority, University Center at Tulsa Foundation and the Hillcrest Medical Center Foundation. Mr. Woodrum is currently a director of Arena Resources, Inc.,  an oil and gas exploration, development and production company listed on the New York Stock Exchange, and serves as chairman of the audit committee and compensation committee of its board of directors.

Director Compensation

During the year ended December 31, 2005, neither the directors of Parent nor the directors of CDC received any compensation for services as directors.

On September 14, 2006, our Board approved a compensation plan for each non-employee director of the Board of Directors. The plan provides that each non-employee director be granted options to acquire 250,000 shares of common stock upon joining the Board; 130,000 options vest upon joining the Board, the balance of 120,000 shares vest in eight equal quarterly installments over a two year period. The exercise price is 85% of the closing bid price of common stock on the grant date.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Sidney L. Anderson(2)	--	$480,000	$227,487	$253,000	$960,487
Iain Drummond	--	--	$9,840	--	9,840
William H. Moothart	--	--	$9,840	--	9,840
Gregory A. Nihon	--	--	$9,840	--	9,840
Kenny Stirton	--	--	$9,840	--	9,840

(1)
The dollar amount stated for stock awards and option awards reflect the expense recognized for financial statement reporting purposes for the fiscal year ended January 31, 2007, in accordance with SFAS 123(R). The assumptions utilized in the calculation of the amounts stated for stock option awards are set forth in Note 9 to the Company’s consolidated financial statements included in this Form 10-KSB.

(2)
The Company has entered into a consulting agreement with Mr. Anderson pursuant to which he has been engaged to serve as Chairman of the Board of Directors, Executive Director and as a consultant. Mr. Anderson is paid a consulting fee of $8,000 per month under this agreement. Upon entering into the agreement, the Company granted Mr. Anderson 2,000,000 shares of common stock and options to acquire 2,000,000 shares of common stock and paid him $205,000 as a reimbursement for certain expenses incurred by his consulting company.

Board Committees

Our Board of Directors did not have separate committees until September 2006 when the new directors took office since prior to that time there were only two directors and all decisions were made by the two directors. At the September 2006 Board meeting, a Compensation Committee and, an Audit Committee were formed and directors were selected for those committees as follows:

The functions of the Audit Committee are to recommend selection of independent public accountants to the Board of Directors, to review the scope and results of the year-end audit with management and the independent auditors, to review the Company's accounting principles and its system of internal accounting controls and to review the Company’s annual and quarterly reports before filing with the Securities and Exchange Commission. The Audit Committee was not formed and did not meet during 2005. The current members of the Audit Committee are Greg Nihon, Iain Drummond, and Kerry Stirton (Chairman). The Board of Directors has determined that all members of the Audit Committee are independent directors under the rules of the SEC. The Board of Directors has determined that Mr. Stirton is a “financial expert” who is independent of management in accordance with the applicable regulations.

The Compensation Committee reviews and approves salaries, bonuses and other benefits payable to the executive officers and administers the 2006 Equity Incentive Plan. The Compensation Committee is specifically responsible for determining the compensation of the Chief Executive Officer. The Compensation Committee was not formed and did not meet during 2005. The current members of the Compensation Committee are Greg Nihon, Iain Drummond, and Kerry Stirton. The Board of Directors has determined that all members of the Compensation Committee are independent directors under the rules of the SEC.

The Company does not have a separate Nominating Committee; the Board as is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies. The Board also has the role of managing the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the evaluations, and the wishes of the Board members to be re-nominated, the Chairman recommends to the Board whether those individuals should be re-nominated. On at least an annual basis, the Chairman reviews with the Board whether it believes the Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If the Board determines that a new member would be beneficial, the Chairman and other Board members solicit and receive recommendations for candidates. All potential candidates, regardless of their source, are reviewed under the same process. The Chairman screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Board members and senior members of management. Upon completion of these interviews and other due diligence, the Chairman may recommend to the Board the election or nomination of a candidate.

Candidates for independent Board members have typically been found through recommendations from directors or others associated with the Company. Stockholders may also recommend candidates by sending the candidate's name and resume to the Chairman under the provisions set forth above for communication with the Board. There are no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as, independence; experience at the corporate, rather than divisional, level in multi-national organizations larger than the Company; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, the Chairman may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board and the perceived needs of the Company. In appointing its recent directors, for example, the Company has sought a nominee with significant financial expertise and a nominee with significant relevant operating experience. The Board believes that it is necessary for at least one independent Board member to possess each of these skills. However, during any search the Chairman reserves the right to modify his stated search criteria for exceptional candidates.

Shareholder Communications with Directors

Shareholders who want to communicate with the board or with a particular director may send a letter to the Secretary of the Company at 20710 Lassen Street Chatsworth, California 91311. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters should state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked "Confidential "will be forwarded unopened.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 30, 2007, by (i) each person known by us to own beneficially 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and officers as a group. As of April 30, 2007, there were 31,250,000 shares of our common stock outstanding.

Name and Address Of Beneficial Owners (1)	Amount and Nature Of Beneficial Ownership	Percent Of Class
Sidney L. Anderson (2)	5,000,000	15.0%
William H. Moothart (3)	251,923	*
Iain Drummond (3)	175,000	*
Gregory A. Nihon (3)	175,000	*
Kerry Stirton (3)	175,000	*
J. Stewart Asbury III (4)	455,556	1.4%
Clayton E. Woodrum (5)	680,000	2.1%
Francis Mailhot (6)	1,759,430	5.5%
Caramat Ltd. (7)	3,000,000	9.3%
Vision Opportunity Master Fund Ltd. (8)	11,600,000	37.1%
Ashcrete Research & Development, LLC (9)	1,800,000	5.7%
Nite Capital (10)	1,800,000	5.7%
All officers and directors (7 persons) (11)	6,912,257	19.8%

(1)
Unless otherwise noted, the address for each of the named beneficial owners is: 20710 Lassen Street, Chatsworth, CA 91311. Unless otherwise indicated, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act and generally includes voting and/or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty days of April 30, 2007 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership set forth in the above table, unless otherwise indicated.

(2)	Includes 1,000,000 shares owned by Sidney L. Anderson Company, LLC, a company owned by Mr. Anderson, and 2,000,000 shares underlying options exercisable at $0.30 per share.

(3)	Includes 175,000 shares underlying options exercisable at $0.65 per share.

(4)	Includes 50,000 shares underlying warrants exercisable at $0.30 per share and 305,556 shares underlying options.

(5)	Includes 500,000 shares underlying options exercisable at $0.30 per share and 60,000 shares underlying warrants exercisable at $0.30 per share.

(6)
Owner’s address is 1, Place Ville Marie, Bureau 2821, Montreal, Canada H3B 4R4. Includes 500,000 shares held by Euro Catalysts Capital Markets Inc and 275,000 shares held by Les Services Financiers. Also, includes 400,000 shares underlying warrants issued to Euro Catalysts Capital Markets Inc. exercisable at $0.30 per share and 500,000 shares underlying warrants issued to Francis Mailhot, exercisable at $0.30 per share.

(7)
Owner’s address is P.O. Box N-1808, Eastern Road, Nassau, Bahamas. Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share. The natural person with voting and investment power for the stockholder is James Moir.

(8)
Owner’s address is 20 West 55th Street, 5th Floor, New York, NY 10019. Excludes 5,800,000 shares underlying warrants exercisable at $0.30 per share because such stockholder may not exercise the warrant to the extent such exercise would cause the aggregate number of shares of common stock beneficially owned by it to exceed 9.9% of the outstanding shares of the common stock following such exercise. However, even though Vision Opportunity Master Fund, Ltd. may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Vision Opportunity Master Fund, Ltd. would have the right to acquire additional shares in the future should its ownership subsequently become less than 9.9%. Vision Opportunity Master Fund, Ltd. has the right at any time to sell any shares purchased under the purchase agreement, which would allow it to avoid the 9.9% limitation.

(9)	Owner’s address is 3215 East 73rd Place, Tulsa, Oklahoma 74136. The natural person with voting and investment decision power for Ashcrete Research and Development, LLC is Thomas Scriminger.

(10)
Owner’s address is 100 East Cook Ave., Suite 201, Libertyville, Illinois 60048. Includes 600,000 shares underlying warrants exercisable at $0.30 per share. Keith Goodman, Manager and Partner of Nite Capital, has voting power and investment control over the securities held by Nite Capital. Mr. Goodman disclaims beneficial ownership of these securities.

(11)	Includes an aggregate of 3,615,556 shares underlying options and warrants.

DESCRIPTION OF SECURITIES

General

Our Company’s Articles of Incorporation provide for authority to issue (i) 100,000,000 shares of common stock, par value $0.00001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.00001 per share. We have 31,250,000 shares of common stock issued and outstanding. No shares of preferred stock have been issued.

Common Stock

The holders of the common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore. The Company has not paid cash dividends in the past and does not expect to pay any within the foreseeable future since any earnings are expected to be reinvested in the Company. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in the Company's assets. Each outstanding share of the common stock is entitled to equal voting rights, consisting of one vote per share.

Preferred Stock

Pursuant to our certificate of incorporation, as amended, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock. Our board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of the Company or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

Warrants

Each investor in our August 2006 private placement received warrants to purchase one-half of the shares purchased at an exercise price of $0.30 per share for a total of 11,000,000 warrants. At that time, the Company issued warrants to purchase 1,000,000 shares of our common stock at the same exercise price per share to a consultant who provided services in the placement and a warrant to purchase 103,000 shares at $0.01 per share to a service provider. The warrants are exercisable for a period of five years from issuance.

2006 Equity Incentive Plan

On September 14, 2006, the Board adopted an equity incentive plan for its officers, directors and consultants. A summary of the terms of the plan is set forth below. The Company’s employment and consulting agreements include option grants which were to be issued from the plan. A total of 3,500,000 options to purchase common stock at $.30 per share were issued pursuant to these agreements. In addition, 1,000,000 options (250,000 to each newly appointed director) were granted on September 14, 2006 pursuant to the non-employee director compensation policy.

The plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, performance unit awards and performance share awards (collectively, “Awards”) to key employees, directors and consultants of the Company and its subsidiaries. The purpose of the plan is to promote the success, and enhance the value, of the Company by linking the personal interests of participating employees, directors and consultants to those of the Company’s stockholders and by providing such employees and consultants with an incentive for outstanding performance. The plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of participating employees and consultants upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

Subject to adjustments, no more than 10,000,000 shares of common stock may be issued in the aggregate under the plan. If awards are granted under the plan and subsequently expire or are forfeited to the Company, the shares of common stock underlying those awards will be available for reissuance. Plan participants may receive options to purchase shares of common stock for an exercise price fixed on the date of the grant. The exercise price may not be less than 85% of the fair market value of the common stock on the date of the grant. Grants of option rights under the plan may be incentive stock options or non-qualified stock options. An incentive stock option is an option that is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code. A plan participant may pay the exercise price of an option in cash, by check, or by the transfer of shares of unrestricted common stock owned for a period of time acceptable to the plan committee and having a value at the time of exercise equal to the exercise price, by any other consideration the plan committee may deem appropriate, or by a combination thereof. The Committee shall determine the vesting schedule and requirements for continuous service associated with each grant of options and may provide for earlier vesting under specified circumstances. The vesting or exercise of option rights may be subject to the optionee or the Company achieving management objectives. No options shall be exercisable more than 10 years after the date of grant.

The plan permits the grant of three types of stock appreciation rights (SARs): Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof. An Affiliated SAR is an SAR that is granted in connection with a related option and which will be deemed to automatically be exercised simultaneously with the exercise of the related option. A Freestanding SAR is an SAR that is granted independently of any options. A Tandem SAR is an SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly cancelled). The Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. However, the grant price must be at least equal to the fair market value of a share of the Company’s common stock on the date of grant in the case of a Freestanding SAR and equal to the option price of the related option in the case of an Affiliated or Tandem SAR.

The plan permits the grant of restricted stock awards which are restricted common stock bonuses that vest in accordance with terms established by the Committee. The Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

The plan permits the grant of performance unit and performance share awards which are bonuses credited to an account established for the recipient and payable in cash, common stock, or a combination thereof. Each performance unit has an initial value that is established by the Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of the Company’s common stock on the date of its grant. The number and/or value of performance unit/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Committee are satisfied. After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance unit/shares earned by the recipient, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Committee also may waive the achievement of any performance goals for such performance unit/share. Subject to the applicable award agreement, performance units/shares awarded to recipients will be forfeited to the Company upon the earlier of the recipient’s termination of employment or the date set forth in the award agreement.

LEGAL MATTERS

The validity of the common stock to be sold by the selling shareholders under this prospectus will be passed upon for us by Conner & Winters, LLP.

EXPERTS

The consolidated financial statements of Chatsworth Data Solutions and subsidiary (Successor) as of January 31, 2007 and for the period August 1, 2006 through January 31, 2007 and the financial statements of Chatsworth Data Corporation (Predecessor) for the period January 1, 2006 through July 31, 2006 and for the year ended December 31, 2005 have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting.

AVAILABLE INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

We have executed an indemnification agreement with each of our directors and executive officers that limit the liability of these persons for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada Revised Statutes. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Chapter 78 of the Nevada Revised Statutes; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada Revised Statutes, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We are in the process of obtaining and intend to maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

DESCRIPTION OF BUSINESS

Company Overview

History of Adera - Parent was incorporated as Adera Mines Limited (“Adera”) in the State of Nevada on December 30, 2003 and until August 2006 was an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits (reserves), which are not in either the development or production stage. Maryna Bilynska and Slavko Bebek were the founders and sole officers and directors of Adera. Although Adera did not classify itself as a shell corporation in its SEC filings, Adera had minimal operations from inception until August 7, 2006.

History of CDC Transaction - In September 2005, Mr. Sidney Anderson was introduced to CDC by a group (the “Group”) that had been working to acquire CDC for several months, but lacked sufficient capital to do so. On September 19, 2005, the Group entered into a six month consulting services agreement with the Sidney L. Anderson Company, LLC (“SLACO”), whereby SLACO would assist the Group in acquiring CDC. This agreement was not renewed and expired by its terms. SLACO performed significant due diligence on CDC and its market potential. SLACO determined that the best way to finance the CDC acquisition was to use an inactive publicly traded company as the acquiring party and to finance the acquiring party with a concurrent private placement in the public acquirer.

Accordingly, Euro Catalysts Capital Markets, Inc. (“Euro Catalysts”) was engaged to locate an inactive public corporation to be used as the acquisition entity to acquire 100% of the outstanding capital stock of CDC. In consideration of Euro Catalysts’ services, Adera agreed upon the closing of the purchase of CDC to pay Euro Catalyst a cash fee of $350,000 and to issue it 1,000,000 common stock purchase warrants, each entitling the holder to purchase a share of the Company’s common stock at a purchase price of $0.30 per share and expiring five years after the date of the closing. In addition, Cypress Investors, LLC (“Cypress”) was engaged to provide certain investment banking services related to funding the public corporation’s acquisition of CDC by assisting in a private placement. In consideration of Cypress’ services, Adera agreed upon closing of the purchase of CDC to pay Cypress a cash fee of $300,000 and issue to Cypress (or its designees) 1,500,000 shares of common stock having registration rights to be included in the registration statement of which this prospectus is a part.

In early 2006, Mr. Anderson assembled a management team to perform due diligence on CDC and to manage CDC when it was acquired. At this time, Cypress introduced Vision Opportunity Partners to SLACO and Vision agreed to act as the lead investor for private placement in a public company the acquisition of CDC. As planned, there was a concurrent acquisition of a public vehicle (Adera), private placement of funds into Adera and purchase of the stock of CDC. Adera, CDC and SLACO had no common affiliates or any business dealings of any kind prior to the transactions. Adera was a publicly traded company with minimal activities whose primary asset was a mining lease valued at $0 on its balance sheet. Following numerous negotiations with all parties during the spring and summer of 2006, on or about August 7, 2006, the following actions occurred concurrently:

•
Investors in a private placement purchased 22 million newly issued shares of common stock and warrants to purchase 11 million shares of Parent for gross consideration of $5,500,000. Upon completion of the private placement the investor shares constituted 87% of the then outstanding stock of Parent without considering warrants or other convertible securities;

•
Parent used proceeds of the private placement to purchase all of the shares of CDC, an operating data capture business, for $4,000,000 paid at closing and pay the of costs of the private placement and the acquisition of CDC, with the remainder of the purchase consideration consisting of the issuance of 250,000 shares of Parent common stock and a $2,000,000 promissory note;

•
The two officers and directors of Adera resigned; however, one director’s resignation was effective upon completion of the appointment of new directors pursuant to required waiting period following shareholder notice of a change of control;

•
The remaining Adera director filled the vacancy from the resignation and appointed Mr. Sidney Anderson as a director and the two directors appointed new officers and directors of Parent; the officers began their service immediately, the new directors were appointed pending the applicable shareholder notice and waiting period;

•	The two directors also approved service agreements to compensate Cypress and Euro Catalyst for their services and approved issuance of securities to CAG to compensate for the introduction to CDC; and

•
The former directors of Adera agreed to pay all debts of Adera at closing in the amount of $6,915 and in return, the sole asset of Adera (its mineral reserve interest) was transferred to one of the former officers and directors.

Since our sole subsidiary is in the data capture business, we changed Parent’s name to Chatsworth Data Solutions, Inc. in November 2006. Effective August 1, 2006, Parent operates as a holding company with CDC as an operating subsidiary. Prior to August 2006, CDC was privately owned. CDC was founded in 1971 from assets purchase from Republic Corporation by five Republic managers, four of whom owned and managed CDC until we bought it. We believe CDC chose to sell to us because the owner/managers were ready to retire and believed our management team could continue to effectively operate the business. CDC’s corporate headquarters are in Chatsworth, California. CDC’s primary business has been the development and manufacture of optical mark readers (OMR). An optical mark reader is a device which captures visual information and translates the image into digital information a computer is capable of understanding and displaying. An example of an OMR is a mark sense reader used in election vote tabulations, where voters mark their choice by filling in a rectangle, circle or oval, or by completing an arrow. The OMR reads the symbols and tallies the votes. Optical mark readers are sold into four vertical market sectors: education, gaming and lottery, health care and vote tabulation.

We also manufacture impact recording devices and cable testers. CDC prides itself on customer service; its engineering and design staff is able to understand client’s technical problems and offer ready solutions to those problems. A customer hotline was installed over fifteen years ago to enable field problems to be handled quickly, efficiently and effectively. New products are designed and brought to market quickly in response to customer demand.

Data Capture Overview

Currently available information technology systems provide significant computing power. We expect that this capability, combined with an appetite for feedback and current business intelligence, will create demand for data capture systems. We believe rapid capture and delivery of economical data is essential to in the business world. Optical readers are a cost effective technology to capture massive amounts of original data where network access is not readily available. Demand for optical reader data capture is found in the classroom, in the polling booth, in lotteries and gaming, in medical offices and in any business which solicits survey information whether at trade shows, as market research, as office visit intake questionnaires, or anywhere you may find a kiosk.

Data capture is expected to expand both in the mature U.S. market and in developing countries where the demand is just beginning. As the number of formats of data to be captured increases, we expect that the market for high throughput capture devices will also expand. Our goal is that CDC’s existing and planned products be designed to meet current and future data capture demand.

Product Offerings and Applications

We believe we provide economical and reliable products that deliver quality data capture solutions. We believe in certain markets, optical reader technology costs less and delivers superior results to other data capture technologies.

Optical Mark Readers

Our primary business has been the development and manufacture of optical mark readers (“OMRs”). An optical mark reader is a device which captures visual information and translates the image into digital information a computer can understand and display. An example of an OMR is a mark sense reader used in election poll booths where voters mark their choice by filling a rectangle, circle or oval, or by completing an arrow. The OMR reads the symbols and tallies the votes. We sell optical mark readers to four market sectors: education, gaming and lottery, health care, and vote tabulation.

We have been developing and manufacturing optical mark readers since 1971 and since then have sold approximately 500,000 readers, primarily in the educational, voting and gaming markets. In the gaming markets, readers are used worldwide as an input device to read betting slips and as receipts for lotteries, races, and sports betting.

Impact Recorders

CDC manufactures both impact recorders and impact indicators to detect damage which occurs during shipment of sensitive equipment such as jet aircraft engines, power transformers and turbines and other sensitive electronic systems. The hardware included in these devices measures impact from all directions and records acceleration (g) levels. The recordings are made on chart paper and show magnitude, direction, and time of all impacts.

Impact indicators indicate when a sensitive product has been dropped or abused during shipment or handling, providing an irreversible signal of the time and magnitude of an impact (such as when it has been dropped). An impact indicator consists of two sets of spring loaded steel balls nested within a rugged transparent housing. The springs are calibrated to withstand forces up to the (g) rating of the unit. If impacts greater than the rated value are imposed, at least one set of balls will be dislodged and drop into the transparent dome.

Impact recorders and readers are sometimes required by insurance companies to monitor shipments to determine fault and liability in the event of damage in shipment. CDC’s impact recorders and impact indicators are also used in damage prevention programs incorporating impact recorders for the material handling, packaging and transportation industries.

Cable Testing

We manufacture cable and harness test systems for military and aerospace applications. Our instruments measure continuity, insulation resistance and dielectric strength in cables and harnesses. We believe our product measures quickly, accurately and economically. Our Cablemaster product is a self-contained unit designed to test electrical cable/harness assemblies, bulk multi-conductor electrical cable and multi-contact electrical connectors. It automatically checks up to 400 separate points for insulation resistance and the amount of electric current it can carry. It also automatically checks up to 200 circuits to confirm that the circuit is complete (continuity). Three digital readouts are provided on the front panel to display the number of the circuits being tested, the stimulus current or high voltage being applied to the circuit and the actual measurement of resistance or leakage current. Test results and status are displayed on an LED screen on the front panel.

A built-in computer operates the Cablemaster system and maintains unique test formats, front panel meter values and test results. Cablemaster is used primarily in the military and aerospace industries to test the electrical systems in airplanes, ships and space shuttles. Our products are used to test cable harnesses, connectors and bulk cable for aerospace vehicles, including the space shuttle and international space station. Our testers are also used to test long harnesses for torpedoes, guided missiles, automotive high voltage harnesses, and communication bulk multi-conductor cable reels up to 26,000 feet in length.

Commercial Markets

Optical Mark Readers (“OMR”)

We believe optical mark readers are a cost effective technology for high transaction, initial data capture applications. Any document taking several minutes or more to complete and requiring massive transaction input is a candidate for optical reader applications. We believe our OMR technology is faster and cheaper than real time data capture which requires a large number of input terminals, significant computing resources and network access time. Our OMRs can scan from thirty to several hundred mark sense forms per minute. For example, real time scanning for 30 students taking a 50 minute test would require each desk to be wired and 50 minutes of computing resources. In comparison, our OMR product can scan the same 30 tests taken on a mark sense form in one minute of throughput using no computing resources. We also believe our OMR product is superior to manual data input. For example, inputting 100 medical surveys could take several hours for a data entry operator, but our OMR product might scan the surveys in five to ten minutes.

We believe that certain governmental initiatives in the education, vote tabulation and health care industries are contributing to the growth of the forms-based data capture market. The “No Child Left Behind” initiative in the education market, the Help America Vote Act of 2002 in the voting market and requirements for comprehensive electronic health records in the medical market require more comprehensive and accurate approaches to data capture that are well suited for OMR technology. We expect these type of initiatives to continue, but cannot assure you that new legislative initiatives will continue to support the growth of a forms based data capture market.

One of our customers, Election Systems & Software (“ES&S”), was awarded a contract to provide new mark sense voting machines throughout Los Angeles County. ES&S ordered approximately $2,700,000 in product from CDC in 2006. Delivery to ES&S was completed in September 2006. The Help America Vote Act of 2002 encouraged the use of reliable vote tabulation systems; we believe that our OMR product fulfills that need since we believe our product is reliable and it provides written copies of all ballots cast.

The gaming market consists of lotteries, on site event betting, and off-site betting. The lottery market is dominated by several on line vendors who provide total lottery solutions to state or provincial governments operating lotteries worldwide. We do not sell to the lottery operators; we sell to the on line vendors who are our resellers. CDC’s products have been distributed by most of these resellers, GTECH and Scientific Games have most recently placed orders for our products.

CDC has recently begun to focus on the application of its OMR products to the health care information services industry which has traditionally kept records in paper form. On November 11, 2006, the Secretary of the US Department of Health and Human Services stated in a speech to the American Medical Association (that is the source) that “85% of all medical records are paper-based and maintained manually”. We believe that many health care organizations are moving from paper forms to electronic data capture. We believe the requirements for comprehensive electronic health records in the medical market require comprehensive and accurate approaches to data capture that are optimally suited for OMR technology. We believe optical data capture offers higher accuracy, reduction in turn around time, faster data entry, and significant cost reduction. In the last two years, CDC has developed product for sale by working to integrate our OMR into OMR products of six different companies who are servicing the healthcare industry.

Impact Recorders

In many cases, CDC’s impact recorders and impact indicators are required by shipping insurance carriers so that fault and liability can be determined in the event of shipping damage. CDC’s impact recorders and impact indicators are also used in damage prevention programs incorporating impact recorders for the material handling, packaging and transportation industries. We believe demand for impact recorders will expand as economic development in developing countries requiring long distance shipping of expensive equipment increases. Our product is known as the Impact-o-graph.

Cable Testers

We manufacture cable and harness test systems which verify the electrical integrity for military and aerospace applications. Cable testers are generally produced pursuant to custom orders and specifications.

Sales and Marketing Plan

Prior to the Company’s purchase of CDC, distributors were located solely in the United States; even though end users were often foreign. CDC had a small sales department that primarily fulfilled customer orders for products. The in-house sales team consisted of a sales administrator and two others fulfilling orders. Our strategy is first to maximize revenues from the current products in the existing markets. To that end, we have expanded to four full time salespersons and still maintain an order fulfillment position. We also engaged marketing consultants who have assisted us in completely rewriting our website and in developing new marketing and presentation materials.

In the OMR education market, we had an exclusive distribution arrangement with Pearson Assessments, a business of Pearson NCS, Inc., a major supplier of data collection hardware, testing software, survey software, and services for the education market since November 2003. We expanded our relationship with Pearson beyond the education market by entering into a November 2006 non-exclusive distribution agreement which provides that our products can be marketed and sold to all commercial markets (education, health care, lotteries and otherwise) by Pearson’s network of 46 independent distributors who sell in 71 countries worldwide. Although no minimum sales are required under this agreement, or from any distributor, we see this agreement as a beginning in our efforts to expand our global market presence.

We are working on two new OMR products: an auto feeder which handles large stacks of forms and a scanner that captures other forms of image data. Our full-page image scanner will read optical marks, bar codes, optical characters and signatures. Our scanner will be able to process a wider range and size of forms used in our current markets. Our auto feeder is derived from our existing OMR technology, but includes the additional functionality of automatically processing stacks of forms as opposed to our current product which can only process one form at a time.

To increase revenues from our existing product lines, we have begun to and expect to continue to:

•	Hire account representatives for each industry targeted;

•	Target prospective resellers in existing markets;

•	Work with customers to determine their new requirements and build those requirements into our future product releases;

•	Launch new auto feeder and scanner products, including developing materials to educate existing customers about the uses and advantages of these products;

•	Develop product release plans to support key re-sellers needs;

•	Increase marketing exposure by identifying industry opportunities, including trade shows, advertising and catalog listing services;

•	Provide significant assistance to Pearson international sales staff in the form of training and materials;

•	Aggressively advertise and promote Impact-o-graph product line;

•	Identify potential resellers in new industries where our products can be, but are not currently used, such as homeland security or manufacturing;

•	Conduct market research to confirm CDC’s reputation, strengths, weaknesses, and positioning. This will allow us to continue to articulate our sales and marketing strategy; and

•	Utilize specialized order desk to streamline customer phone orders.

We are constantly seeking appropriate acquisition candidates. We may consider horizontal integration as appropriate.

Competition

OMRs

Education. Substantially all of our education products are sold and marketed under the Pearson brand name. Competitors, like Scantron, a much larger company, manufacture sheet readers that are sold to schools as part of a broader package of education services. Renaissance Learning Systems, a former reseller of our readers, has developed their own proprietary reader which is utilized in their education products. Our distributor, Pearson sells both our OMR products (under its brand name) and other reader products. Pearson is a large conglomerate that also sells a stand-alone test-scoring machine designed to use its own forms.

Gaming. Our major competition in the lottery field is Peripheral Dynamics (PDI). PDI sells scanners that read optical characters, bar code and optical marks which are used for the marking and processing of lottery tickets. We compete on the basis of price and product reliability.

Voting. Although many jurisdictions have upgraded voting systems to touch screen displays, we believe a market remains for a paper ballot system which we produce. ES&S utilizes our OMR product in some of its voting products. ES&S competes primarily with Diebold Election Products and Sequoia Voting Systems for voting product orders.

Medical. This is a highly fragmented market.  The Secretary of the US Department of Health and Human Services believes that 85% of all medical records are paper-based and maintained manually (that is the source). Many healthcare organizations are moving from paper forms to electronic data capture. Manual paper processing can be very costly. We think optical data capture offers greater accuracy, reduction in data turnaround time and data entry time and significant cost reduction. CDC has a growing number of solutions providers who are delivering their applications based on our OMR product.

Impact Recorders

We believe there are less than ten companies that manufacture some form of impact recorders and indicators. CDC’s largest competitors are Shockwatch and Impact Register, Inc. We compete on the basis of price, product capability, reliability and service.

Cable Testers

Our chief competitor is DITMCO. We compete on basis of capabilities, reliability and reputation.

Product Development

We have a product development team that includes mechanical, electrical and systems engineers. They review current products to develop new uses. In addition, they review applications offered by competitors. Management is implementing a formalized product release plan which will define upcoming releases by product line. One of our strengths is our ability to adapt our technology to new customer needs. We often develop our new products after customizing existing products for a particular project. Once a product is released, our team will work to educate our existing customer base on the uses of the new products and solicit any suggested product modifications. Our customer product needs often become the basis for our product release plans and the research and development priorities.

The estimated research and development expenditures of CDC for the fiscal years ending January 31, 2007 and 2006 were $193,000 and $183,500, respectively, based on the salary expense of the employees comprising the product development team and the amount of time such employees spent on research and development activities.

Patents, Trademarks and Intellectual Property

We have developed proprietary processes to produce our products and do not rely on licensed rights. We do not rely on patent protection for our technology, but instead rely on common law trade secret protection. We may encounter disputes over our intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. If we are required to litigate to protect our intellectual property rights, it could be costly and time consuming.

Manufacturing

All of our manufacturing is conducted at our Chatsworth, California headquarters which includes a 10,000 square foot manufacturing operation. We utilize generally available materials and a small number of customized components to manufacture our products. This enables us to maintain high quality products and enables rapid development and deployment of new products and technologies. We design and produce many of our own components and sub-assemblies in order to retain quality control. Raw materials or sub-components required in the manufacturing process are generally available from several sources. An unanticipated interruption or delay in the supply of any of these components or materials, or the inability to obtain these components and materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

Customers

The Company has one customer, Election Systems & Software, Inc., that accounted for 36% and 23% of total sales for the period August 1, 2006 through January 31, 2007 and the period January 1, 2006 through July 31, 2006, respectively. One other customer, GTECH Corporation, accounted for 21% of total sales for the period January 1, 2006 through July 31, 2006. For a discussion of sales to major customers and concentration of credit risk, please refer to Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Governmental Regulation

Our manufacturing operations are subject to various federal, state and local environmental protection regulations governing the use, storage, handling and disposal of hazardous materials, and certain waste products. In the United States, we are subject to the federal regulation and control of the Environmental Protection Agency. We are further subject to regulation by the Los Angeles Fire Department and the South Coast Air Quality Management Department. We have obtained all necessary operating permits. To date the cost of our compliance with federal, state and local environmental protection regulations has been immaterial. We have reviewed regulations which are not yet effective and do not believe that compliance with these regulations will materially increase our production costs or require significant capital expenditures.

Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards required by federal and state laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident involving such materials, we could be liable for damages. Although we maintain liability coverage, any such liability could exceed the amount of our liability insurance coverage. Any uninsured liability could negatively impact our cash resources.

Legal Proceedings

We are not a party to any pending legal proceedings that, if decided adversely to us, would have a material adverse effect upon our business, results of operations or financial condition and are not aware of any threatened or contemplated proceeding by any governmental authority against our company. To our knowledge, we are not a party to any pending civil or criminal action or investigation.

Facilities

Our principal executive offices and manufacturing facilities are currently located in a 14,500 square foot property located at 20710 Lassen Street, Chatsworth, California 91311. We owned the facility until 2005 when it was sold to a third party. We now have a lease at approximately $9,996 per month which expires in August 2008.

Employees

As of July 1, 2007, we had 46 full-time employees; the number of employees fluctuates based on our manufacturing schedules. We use a staffing agency for some employees to maintain maximum ability to increase and decrease our staff as production needs change. We also have six employees in engineering, five in sales and marketing, and five in general and administration. No employee is represented by a labor union, and we have never suffered an interruption of business caused by a labor dispute.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

On August 7, 2006, we completed the acquisition of Chatsworth Data Corporation (“CDC”) for $7,246,531, pursuant to the terms of that certain Stock Acquisition Agreement dated July 31, 2006, between the Company and the stockholders of CDC. Prior to the acquisition of CDC, the Company had minimal operations. As a result of the purchase of CDC, we have included in this prospectus the separate historical results of operations of (i) CDC, as Predecessor, for the period January 1, 2006 to July 31, 2006, for the year ended December 31, 2005, and for the three months ended March 31, 2006, and (ii) Chatsworth Data Solutions, Inc., as Successor, for the period August 1, 2006 to January 31, 2007, and for the three months ended April 30, 2007.

We are a designer and manufacturer of optical mark readers and scanners, impact recording devices and cable and harness testing products. Our optical mark readers and scanners are sold to original equipment manufacturers and to value added resellers in four vertical markets: education, gaming and lottery, vote tabulation, and medical and health care. Our optical mark reader and scanner sales are primarily generated through direct orders to us and our sole sales representative in Minneapolis, Minnesota. Our impact recording devices are sold to end users. Our impact recording device sales are primarily direct orders to us. Our cable testing device sales are primarily direct orders to us from our previous customers.

Results of Operations

Sales revenues are recorded when products are shipped and are net of an allowance for estimated returns. Allowances for bad debts are also recorded at the time of sale. Because we ship product as orders are received, generally no more than 90 days after order, we do not maintain a significant ongoing backlog. However, the size of our backlog does fluctuate greatly depending on the size and mix of product orders and what can be considered pre-orders of newly released products not yet ready for shipment.

Cost of sales consists of expenses associated with sales of our products. These costs include: (i) personnel related costs, (ii) costs of purchased materials, (iii) shipping and freight costs, and (iv) other overhead costs. We realize higher gross margins on our impact recording devices than on our optical mark readers and scanners. We expense all research and development costs.

Results of operations - For the Three Months Ended April 30, 2007 (Successor) compared to the three months ended March 31, 2006 (Predecessor)

The net loss for the three months ended April 30, 2007 was $359,743 compared to net income of $63,371 for the three months ended March 31, 2006 attributable to our Predecessor.

Net Sales. Sales revenue totaled $2,218,753 for the three months ended April 30, 2007, compared to $1,515,896 for the three months ended March 31, 2006. Sales for the three months ended March 31, 2006 were attributable to CDC, as Predecessor, prior to our acquisition of CDC on August 7, 2006. The following table sets forth net sales information for the respective three-month periods of the Successor and Predecessor.

	Successor	Predecessor
	Three months ended
	April 30, 2007	March 31, 2006
Optical Mark readers:	(unaudited)	(unaudited)
Gaming	$832,307	$682,883
Education	4,999	-
Voting	468,832	224,592
Medical	81,595	68,207
Others	43,123	4,903
Total optical mark readers	1,430,856	980,585
Impact recorders/indicators	787,897	440,423
Cable testing	-	94,888
Total	$2,218,753	$1,515,896

Cost of Sales and Gross Profit. Cost of sales totaled $1,493,328 for the three months ended April 30, 2007, compared to $1,181,196 for the three months ended March 31, 2006. The cost of sales for the three months ended March 31, 2006 relate to the sales revenues generated by CDC (Predecessor) prior to its acquisition by us. Gross margin percentage was 33% for the three months ended April 30, 2007, compared to 22% for the three months ended March 31, 2066. The increased gross margin percentage was in part due to the increase in sales which results in spreading fixed indirect manufacturing costs over a larger volume of business.

General and Administrative Expenses. General and administrative (G&A) expenses totaled $1,078,392 for the three months ended April 30, 2007, as compared to $271,366 for the three months ended March 31, 2006. Included in G&A for this quarter were accounting and legal fees totaling $151,233 incurred in connection with the audit of the Company and the registration of or resale of our common stock with the SEC. During this quarter, we also spent increased amounts on advertising and public relations, increasing from $0 in the March 31, 2006 quarter to $23,448 in the quarter ended April 30, 2007. We also increased the amount spent for insurance from $19,253 to $45,992. Our contribution to our 401(k) plan increased from $0 in the March 31, 2006 quarter to $12,423 in the quarter ended April 30, 2007. Travel increased from $0 in the quarter ended March 31, 2006 to $74,420 in the quarter ended April 30, 2007. Our expense for consulting and outside services increased from $31,186 to $236,941 as a result of the cost of trade shows, expenses of attending a conference one of our resellers held in Cairo, Egypt, and the expenses of updating our product materials and marketing and sales materials. Finally, in accordance with FASB 123(R), we recorded compensation expense of $59,685 related to stock options.

Income Tax Expense. We recorded a deferred tax benefit of $261,638 for the three months ended April 30, 2007. Our effective tax rate was estimated to be 40%. Prior to August 1, 2006, CDC (Predecessor) was taxed as a subchapter S corporation. A subchapter S corporation generally does not pay tax at the corporate level; instead, taxes are paid at the shareholder level. Accordingly, for the three months ended March 31, 2006, CDC (Predecessor) paid no federal tax.

Results of operations -Year Ended December 31, 2006 Compared to Year Ended December 31, 2005 (Predecessor)

We have presented separate historical financial results for Chatsworth Data Corporation (Predecessor) and Chatsworth Data Solutions, Inc. (Successor). The separate presentation is required under U.S. GAAP in situations when there is a change in accounting basis, which occurred when purchase accounting was applied in connection with the our purchase of CDC in 2006 as discussed above. The following table sets forth the calculations of the unaudited combined results of operation for the 12-month period ending December 31, 2006, together with the results of operations for the 12-month period ending December 31, 2005 (Predecessor), in order to provide a meaningful comparison of the results of operations for comparable 12-month periods. The Company’s fiscal year end is January 31. Prior to its acquisition by the Company, CDC’s fiscal year ended December 31. These combined results are presented for illustrative purposes only and are not in accordance with U.S. GAAP. The combined results are not intended to represent what our operating results would have been had the purchase of CDC occurred at the beginning of the period. Our results of operations after the purchase of CDC include the effects of purchase accounting relating to the CDC purchase and, therefore, are not directly comparable to the results of operations of CDC in prior periods.

	Successor	Predecessor	Combined	Successor	Combined	Predecessor
	Period August 1, 2006 through January 31, 2007	Period January 1, 2006 through July 31, 2006	Period January 1, 2006 through January 31, 2007	One-Month Period ended January 31, 2007	Twelve-Month Period ended December 31, 2006	Twelve-Month Period ended December 31, 2005
	(audited)	(audited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Net Sales	$4,314,310	$4,953,120	$9,267,430	$641,360	$8,626,070	$5,561,583
Cost of Sales	2,570,909	3,747,105	6,318,014	410,777	5,907,237	4,381,685
Gross Profit	1,743,401	1,206,015	2,949,416	230,583	2,718,833	1,179,898
Operating Expenses
General and administrative	2,673,154	605,358	3,278,512	396,531	2,886,918	595,723
Depreciation	22,866	13,747	36,613	-	36,613	23,543
Amortization of intangible assets	497,520	-	497,520	-	497,520	-

Income (loss) from operations	(1,450,139)	586,910	(863,229)	(160,948)	(702,281)	560,632

Other income (expense)
Interest expense	(65,938)	-	(65,938)	-	(65,938)	-
Interest income	19,137	11,515	30,652	3,926	26,726	15,199
Registration payment penalty	(383,000)	-	(383,000)	-	(383,000)	-
Rental income	-	-	-	-	-	29,432
Gain on sale of land and building	-	-	-	-	-	2,934,331
Miscellaneous	-	-	-		-	366
Other income (expense), net	(429,801)	11,515	(418,286)	3,926	(422,212)	2,979,328

Income (loss) before income taxes	$(1,879,940)	$598,425	$(1,281,515)	$(157,022)	$(1,124,493)	$3,539,960

The net loss before income taxes for the twelve months ended December 31, 2006 was ($1,124,493) compared to a net income of $3,539,960 for the same period in 2005. Net income and the results of operations for the twelve months ended December 31, 2005, were affected by the nonrecurring sale of CDC’s office and manufacturing facility in 2005. CDC had a gain of $2,934,331 on the sale.

Net Sales. Net sales revenue totaled $8,626,070 for the twelve months ended December 31, 2006, compared to $5,561,583 for the same period during 2005. Sales of optical mark readers totaled $6,191,386 and impact recorders and indicators totaled $2,320,314 for the twelve months ended December 31, 2006, compared to $3,488,744 and $1,913,839, respectively, for the same period in 2005. The increase in sales of optical mark readers was due, in substantial part, to sales in the voting product line to the county of Los Angeles, California, which upgraded its voting machines prior to the November 2006 elections. Sales to the County of Los Angeles were approximately $2.5 million during the 12-month period ending December 31, 2006.

The following table sets forth net sales information for the 12-month periods ending December 31, 2006 and 2005:

	Successor	Predecessor
	For the 12-Month Period Ended December 31,
	2006	2005
Optical mark readers	(unaudited)	(unaudited)
Education	$109,787	$344,000
Gaming	2,941,101	2,526,531
Medical	264,933	262,863
Voting	2,728,273	95,170
Others	147,292	260,180
Total optical mark readers	6,191,386	3,488,744
Impact recorders/ indicators	2,320,314	1,913,839
Cable testing	114,370	159,000
Total	$8,626,070	$5,561,583

Cost of Sales and Gross Profit. Cost of sales totaled $5,907,237 for the twelve months ended December 31, 2006, compared to 4,381,685 for the same period during 2005. Gross margin percentage was approximately 32% for the twelve months ended December 31, 2006, compared to 21% for the same period during 2005. The positive increase in profit margin realized is a result, in part, to the increase in sales which results in spreading our fixed indirect manufacturing costs over a larger volume of business.

General and Administrative Expenses. General and administrative (G&A) expenses totaled $2,867,819 for the twelve months ended December 31, 2006, compared to $595,723 for the same period in 2005. Included in G&A for the year 2006 were accounting and legal fees totaling $662,750 in connection with the filing of registration statements for the resale of our common stock with the SEC. In addition, the Company issued 2,000,000 shares of common stock valued at $480,000 to the Chairman of the Board of Directors as part of a consulting agreement. This was recognized as compensation cost within G&A. Finally, in accordance with FASB 123(R), the Company recorded compensation expense of $339,957 related to stock options.

Operating Income. Operating Income decreased from $560,632 in 2005 to a loss of $683,119 for 2006. Our gross profit increased from $1,179,898 to $2,718,833 primarily due an increase in sales and an increase in gross profit percentage. Our G&A expenses increased from $595,723 to $2,867,819. We incurred accounting and auditing fees for the audit of the years ended 2004 and 2005. We also incurred accounting and legal fees in connection with the registration of the resale of our common stock in the amount of $622,750. We issued 2,000,000 shares of common stock to the Chairman of the Board of Directors valued at $480,000. We recorded compensation expense in the amount of $339,956 related to stock options. We also recorded expense related to the amortization of intangible assets in the amount of $497,520.

Other Income (Expense). Other income decreased from $2,979,328 for 2005 compared to a net expense ($422,212) for 2006, principally due to the sale of our office building and manufacturing facility in 2005 which resulted in a gain of $2,934,331 and the incurrence of interest expense of $65,938 in 2006 related to our notes payable on the purchase of CDC. In addition, we incurred expense in the amount of $383,000 in connection with our failure to register the secondary offering of certain shares of our common stock as called for in the Investor Rights Agreement executed in connection with the private placement of our common stock and warrants in August of 2006.

Income Tax Expense. We recorded a deferred tax benefit of $696,000 for the twelve months ended December 31, 2006. Our effective tax rate was estimated to be 37%. Income tax expense for the twelve months ended December 31, 2005, was $54,561. Prior to August 1, 2006, CDC was taxed as a subchapter S corporation. A subchapter S corporation generally does not pay tax at the corporate level; instead, taxes are paid at the shareholder level. Accordingly, for all of 2005 and through July 31, 2006, CDC paid no federal tax and only a minimal California tax.

Liquidity and Capital Resources

The Company had cash of $139,950 at April 30, 2007, compared to $341,676 at January 31, 2007. The Company used $314,255 of cash in operating activities during the three months ended April 30, 2007. As of April 30, 2007, current assets totaled $2,828,624, of which cash was $139,950, and current liabilities totaled $3,073,413.  As a result of losses and negative cash flows since our acquisition of CDC in August 2006, we will need to improve profitablitiy and/or obtain additional financing to fund our operations.  Our future profitability will depend on many factors, including: (i) our ability to secure additional financing to fund continued operations, (ii) the successful completion and commercial development of a new line of scanners; and, (iii) the successful implementation of cost cutting measures in expenses and overhead. We cannot assure you that we will be successful in these endeavors or, if we are successful in these endeavors, that we will ever become profitable.

We have relied on CDC’s revolving credit facility (discussed below) to fund a substantial portion of our operating losses. At July 31, 2007, borrowings under the revolving credit facility totaled $1,077,593, with approximately $575,000 available under the borrowing base of the facility. We currently believe that we will be able to generate sufficient cash flows to fund our operations as a result of anticipated cost savings and increased revenues from new product sales. However, there is no assurance that we will be successful in our efforts to generate sufficient cash flow to fund our working capital requirements. In the event we are unable to generate sufficient cash flows to fund our operations, we will need to obtain additional financing. We cannot assure you that we will be able to obtain any additional third party financing. We cannot assure you that we will be able to obtain any additional third party financing should it be necessary to do so or that, if such financing is obtained, will be on terms and conditions that are favorable to us.

We currently owe $2.0 million to the former shareholders of CDC as a result of the acquisition of CDC by the Company in August, 2006. As originally structured, $1.0 million was payable August 6, 2007 and $1.0 million is payable August 6, 2008. On July 31, 2007, we negotiated amendments to the payment schedule of the notes to provide for a payment of $250,000 on August 6, 2007; $250,000 on December 31, 2007, and $500,000 payable on March 31, 2008. All other terms of the notes remained the same, including the final payment of $1.0 million on August 6, 2008.

We may require additional funds for other purposes, such as acquisitions of complementary businesses, and may seek to raise such additional funds through public and private equity financings or from other sources. However, we cannot assure you that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or that any additional financing will not be dilutive.

On December 1, 2006, our subsidiary, CDC, entered into a Revolving Credit Agreement with Bank of Oklahoma, N.A. The Credit Agreement provides for up to a $3.0 million revolving credit facility. The actual amount of credit available under the Credit Agreement is subject to a borrowing base determination based on CDC’s qualified accounts receivable and inventory. The revolving credit facility may be used for working capital and other lawful corporate purposes and for the issuance of letters of credit. Chatsworth has guaranteed the payment obligations of CDC under the Credit Agreement. As of April 30, 2007, CDC had borrowed $200,000 under the Credit Agreement and approximately $789,000 was available. As stated above, as of July 31, 2007, CDC has outstanding borrowings of $1,077,593under its credit facility with approximately $575,000_available under the borrowing base of the credit facility.

The outstanding advances under the Credit Agreement bear interest of an annual rate equal to the Prime Rate (as defined in the Credit Agreement) plus a margin of -0.50%, 0.00% or 0.50% depending on CDC’s ratio of Funded Debt to EBITDA (as defined in the Credit Agreement) as reflected in the most recent annual financial statements. Initially the margin is set at 0.50%. Interest is payable in arrears on a monthly basis. The revolving credit facility expires and all outstanding principal is payable on November 30, 2007. The Credit Agreement is secured by all the personal property of CDC, including its equipment, accounts receivable and inventory.

The Credit Agreement, among other things, restricts CDC’s ability to (i) incur additional indebtedness, (ii) create or incur liens, (iii) enter into or assume certain leases, (iv) guarantee the indebtedness of any other person, (v) enter into any merger, consolidation or similar transaction or sell all or substantially all of its assets, or (vi) incur any ownership change. The Credit Agreement also requires CDC to maintain (i) a Funded Debt to EBITDA ratio of not more than 4.0 to 1.0, which is based on the ratio Funded Debt at each quarter end to EBITDA, as adjusted, for the preceding four quarter period, and (ii) a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0, which is based on the ratio of EBITDA, as adjusted, for the preceding four quarter period to Total Fixed Charges (as defined in the Credit Agreement). As of April 30, 2007, we were in compliance with all of the financial and other covenants of the Credit Agreement.

On August 17, 2005, CDC entered into a property leasing arrangement to lease approximately 14,500 square feet from an unrelated third party. The lease calls for minimum lease payments of approximately $10,296 per month through August 31, 2007, and $10,605 per month thereafter until it expires in August 2008. In March 2007, we entered into an agreement to lease approximately 1,270 square feet of office space from an unrelated third party, which lease expires on April 30, 2010. Both of these leases are classified as an operating lease.

The minimum future non-cancelable aggregate lease payments under all operating leases are as follows:

For the 12 months ending April 30,

2008	$165,383
2009	39,362
2010	39,103
2011	4,402
2012	-
Thereafter	-

Registration Payment Arrangements

In connection with our private placement for 22,000,000 shares of common stock and warrants to purchase 11,000,000 shares of common closed in August 2006, the Company and each of the purchasers entered into an Investor Rights Agreement (the “Rights Agreement”). Under the Rights Agreement, we are obligated to file a registration statement covering the resale of all the shares of common stock and shares of common stock issuable upon exercise of the warrants sold in the private placement and to have the registration statement declared effective no later than 90 days after its filing with the SEC. While we filed the registration statement of which this prospectus is a part to cover the resale of the shares of common stock issued in connection with its private placement, the registration statement did not cover the warrant shares and was not declared effective by the SEC on or before 90 days after its filing, as required under the Rights Agreement. The liquidated damage provisions of the Rights Agreement provide that in the event of a failure to file a registration statement that covered both the common stock and the warrant shares or a failure to have the registration statement effective within 90 days of the filing date, we are obligated to pay each purchaser one percent of their subscription price per month until the failure is cured, i.e., the registration statement is filed and declared effective. The liquidated damages, which would aggregate approximately $55,000 per month, are payable in cash or in newly issued shares of common stock.

The Rights Agreement provides that its provisions may be waived in writing by holders of at least a majority of the registrable securities (i.e., the shares of common stock and warrant shares). We received a written waiver on December 4, 2006, from Vision Opportunity Master Fund Ltd., as the holder of a majority of the registrable securities, which waived the liquidated damages until October 4, 2007 for the failure of the registration statement of which this prospectus is a part to cover the resale of the warrant shares. However, we have not received a waiver for our failure to have the registration statement of which this prospectus is a part covering the resale of the shares of common stock declared effective no later than 90 days after its filing with the SEC. Accordingly, we accrued $383,000 for these potential penalties, which is included in selling, general and administrative expenses for the period August 1, 2006 through January 1, 2007 (see Note 8 to our consolidated financial statements). In the event we are not successful in obtaining an effective registration statement covering the resale of both the common shares and the warrant shares, the liquidated damages provisions of the Rights Agreement will accrue unless we are able to obtain a subsequent waiver. We can provide no assurance that we would be able to obtain such a waiver.

Critical Accounting Policies

Revenue recognition

We recognize revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of our product or delivery of the product to the destination specified by the customer.

Accounts receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

We use the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality and payment history of the customer.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined principally by the first-in-first-out average cost basis. The Company uses a gross profit method to estimate cost of sales and inventory for interim periods based on historical results and other factors, such as sales mix and purchasing trends, affecting cost of sales during the reporting period.

Goodwill and other intangible assets

Goodwill and other intangible assets are related to our acquisition of CDC in August 2006. Intangible assets with finite lives are amortized over their estimated useful lives, which are three years for customer relations and five years for propriety technology. In addition to amortization, intangible assets are tested at least annually for impairment.

Goodwill represents the excess of the cost of the acquired entity over the net of amounts assigned to assets acquired and liabilities assumed and is not amortized. We test goodwill for impairment at least annually by using a two-step process. In the first step, the fair value of the reporting unit, estimated using a discounted cash flows approach, is compared with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.

Income Taxes

We account for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

Stock-based compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“SFAS 123R”). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. Effective February 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption and all previously granted awards not yet vested as of the date of adoption. The Company had no share based payments prior to the adoption of SFAS No. 123R, and the initial adoption of this standard had no effect on the Company’s financial statements

Shares, warrants and options issued to non-employees for services are accounted for in accordance with SFAS 123(R) and Emerging Issues Task Force Issue No. 96-18 (“EITF 96-18”), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or In Conjunction with Selling Goods or Services” whereby the fair value of such option and warrant grants is determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

Registration payment arrangements

The Company accounts for registration payment arrangements under FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (FSP EITF 00-19-2). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. FSP EITF 00-19-2 was issued in December, 2006. Early adoption of FSP EITF 00-19-2 is permitted and the Company adopted FSP EITF 00-19-2 effective November 1, 2006. At January 31, 2007, the Company accrued an estimated penalty.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have on its financial position and results of operations.

In February 2007, the FASB issued SFAS 159 The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits the measurement of certain financial instruments at fair value. Entities may choose to measure eligible items at fair value at specified election dates, reporting unrealized gains and losses on such items at each subsequent reporting period. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not evaluated the potential impact of the fair value option.

Inflation

We believe that inflation has not had a material effect on our operations to date.

DESCRIPTION OF PROPERTY

Our headquarters is currently located at 20710 Lassen Street, Chatsworth, CA 91311. Our operations are located in a leased 14,500 square foot building which allows us to conduct our operations on site, including research and development, fabrication, processing and packaging. Our lease extends until August 2008 at rent of approximately $10,000 a month. We also lease a small 1,270 square foot administrative office in Tulsa, Oklahoma.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon the closing of the Company’s purchase of CDC in August 2006, the Company entered into a consulting agreement with Sidney L. Anderson, Chairman of our Board of Directors. Pursuant to the consulting agreement, the Company paid Mr. Anderson $205,000 related to his activities prior to closing. Approximately $150,000 was to reimburse his actual expenses incurred during the period from September 2005 thru July 2006, including travel expenses, due diligence expenses, accounting fees, legal fees and commitment fees. The balance of $55,000 was paid as compensation for services rendered from March 2006 thru August 7, 2006, related to due diligence, preparation of information required to solicit an investment banker, assembling the management team to assume operations of CDC post-acquisition, assembling the investor group required to acquire CDC, acquisition of the shell used to acquire CDC, structuring the transaction to acquire CDC, and orchestrating the acquisition and post-takeover of CDC. Pursuant to the consulting agreement, Mr. Anderson also received (i) 2,000,000 shares of our common stock and (ii) an option to purchase 2,000,000 shares of common stock at a price of $0.30 per share as part of his compensation for providing services as our Executive Director and Chairman of the Board of Directors.

Sidney L. Anderson Company, LLC (“SLACO”), a consulting company owned by Mr. Anderson, received 1,000,000 shares of our common stock as part of the 1,700,000 shares of our common stock provided to a group which introduced SLACO to Chatsworth Data Corporation. The group consisted of SLACO, Mr. William Walker, Jr., Mr. Robert S. Anselmo and Mr. Raymond T. Bennett. SLACO’s portion of the group’s compensation included services rendered by SLACO from September 2005 to March 2006.

William H. Moothart, a director of the Company, was a former stockholder of CDC. In connection with the Company’s purchase of all of the outstanding shares of common stock of CDC from CDC’s stockholders on August 7, 2006, Mr. Moothart received (i) $1,230,768 in cash, (ii) a promissory note in the principal amount of $615,384, (iii) 76,923 shares of the Company’s common stock, and (iv) $61,538 in cash as a tax reimbursement payment. The promissory note bears interest at 6.54% per annum, which interest is payable quarterly on the first day of the calendar month immediately following the end of a calendar quarter. Principal payments on the note are due as follows; (i) payments of $76,923 are due August 6, 2007 and December 31, 2007, (ii) a payment of $153,846 is due March 31, 2008, and (iii) the remaining $307,692 principal balance is due August 6, 2008. Total interest expense accrued by the Company with respect to such note was $20,288 during the fiscal year ended January 31, 2007.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any stock exchange. The common stock is traded on the Over-the-Counter Electronic Bulletin Board under the symbol "CHWD.OB". The following table sets forth the high and low closing sales prices for our common stock for the periods indicated as reported by the OTC Bulletin Board System. The Company had minimal operations prior to the consummation of the purchase of CDC on August 7, 2006, and we do not believe any stock price information prior to August 14, 2007, the first trading day following the filing of the Current Report on Form 8-K disclosing the CDC purchase, is relevant.
	High	Low
Fiscal 2007 Fiscal quarter ended:
October 31, 2006 (commencing August 14, 2006)	$1.99	$0.40
January 31, 2007	0.75	0.40
Fiscal 2008 Fiscal quarter ended:
April 30, 2007	$0.65	$0.27
July 31, 2007	$0.50	0.31

Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

HOLDERS

As of July 31, 2007, there were approximately 90 stockholders of record of our common stock.

DIVIDENDS

We have never paid any dividends on the common stock. We currently anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock in the foreseeable future.

TRANSFER AGENT

Our transfer agent is Pacific Stock Transfer Company who is located at 500 East Warm Springs Road, Suite 240, Las Vegas, NV 89119 and can be reached at (702) 361-3033.

EXECUTIVE COMPENSATION

The following table sets forth certain information about the compensation paid to our chief executive officer and chief financial officer during the fiscal year ended January 31, 2007. Slavko Bebek served as chief executive officer and chief financial officer of the Company during 2006 until the consummation of the acquisition of CDC on August 7, 2007. Mr. Bebek did not receive any compensation for those services.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Option Awards ($)(2)	All Other Compensation($)	Total ($)
J. Stewart Asbury III, CEO and President	2007	$107,536	--	$17,031	$20,000	$144,567
Clayton Woodrum, Chief Financial Officer	2007	44,000	--	$36,840	--	$80,840

(1)	Each executive officer commenced service on August 7, 2006, upon consummation of the acquisition of CDC. Prior to that time, the Company did not pay any compensation to any of its officers.

(2)
The dollar amount stated for option awards reflect the expense recognized for financial statement reporting purposes for the fiscal year ended January 31, 2007, in accordance with SFAS 123(R). The assumptions utilized in the calculation of these amounts are set forth in Note 9 to the Company’s consolidated financial statements included in this Form 10-KSB.

The following table sets forth certain information regarding stock options held as of January 31, 2007, by the executive officers named in the summary compensation table above.

Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
J. Steward Asbury III	166,667	833,333(1)	$0.30	7/31/2011	--	--	--	--
Clayton Woodrum	500,000	--	$0.30	7/31/2009	--	--	--	--

(1) The options vest in equal monthly installments over a remaining 30-month period.

Employment Agreements, Termination Of Employment And Change-In-Control Arrangements

Neither Parent nor CDC had any such arrangement in the past three years. At August 7, 2006, the Company entered into the following compensation arrangements:

Asbury Agreement: Mr. Asbury has been retained as the Chief Executive Officer of CDC for a three year term at a salary of $215,000 per year. In addition, he will be paid a $3,000 monthly housing allowance for his first six months of employment and a $1,000 per month auto allowance for the term. In addition, he was granted an option to purchase 1,000,000 shares of our common stock at $0.30 per share which vest equally over the 36 month term. If Mr. Asbury is terminated without cause, he will receive the greater of $60,000 or the balance of his salary for the remainder of the term and all unvested options will vest immediately.

Woodrum Agreement: Mr. Woodrum has been engaged as a consultant to serve as the Chief Financial Officer of CDC for a term of one year at a salary of $8,000 per month. In addition, he was granted an option to purchase 500,000 shares of our common stock at $0.30 per share which are fully vested on grant. This agreement is terminable upon 30 days notice by either party.

Anderson Agreement: Mr. Anderson has been engaged as our Chairman of the Board of Directors, Executive Director, and consultant for compensation of $8,000 per month. Mr. Anderson will be reimbursed for expenses of his consulting company in connection with his work in connection with the transactions which expenses are estimated to be $205,000. In consideration for executing this consulting agreement, Mr. Anderson was granted 2,000,000 shares of our common stock. Mr. Anderson shall not receive other compensation for such services as a director of the Company. In addition, the consulting agreement includes an option to purchase 2,000,000 shares of our common stock at $0.30 per share which were fully vested upon grant. If Mr. Anderson participates in locating future acquisitions which are completed by the Company, he will receive 2.5% of the total consideration paid by the Company in such transaction, payable in stock or cash at the Company’s election. The agreement provides that even if Mr. Anderson is no longer serving as a Director, he will remain as a consultant at the foregoing rate of pay until July 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Chatsworth Data Solutions, Inc. Consolidated Financial Statements

Report of independent registered public accounting firm	F-2

Consolidated balance sheet (Successor) as of January 31, 2007	F-3

Consolidated statements of operations for the period August 1, 2006 through January 31, 2007 (Successor), the period January 1, 2006 through July 31, 2006 (Predecessor), and the year ended
December 31, 2005 (Predecessor)	F-4

Consolidated statements of changes in stockholders’ equity
for the period August 1, 2006 through January 31, 2007 (Successor)	F-5

Statement of changes in stockholders’ equity for the period
January 1, 2006 through July 31, 2006 (Predecessor),
and year ended December 31, 2005 (Predecessor)	F-6

Consolidated statements of cash flows for the period August 1, 2006 through January 31, 2007 (Successor), the period January 1, 2006 through July 31, 2006 (Predecessor), and year ended
December 31, 2005 (Predecessor)	F-7

Notes to consolidated financial statements	F-8

Chatsworth Data Solutions, Inc. Condensed Consolidated Financial Statements (Unaudited)

Condensed consolidated balance sheets as of April 30, 2007 (unaudited) and January 31, 2007	F-22

Condensed consolidated statements of operations for the three months ended April 30, 2007 (Successor) and for the three months
ended March 31, 2006 (Predecessor) - unaudited	F-23

Condensed consolidated statement of changes in stockholders' equity
for the three months ended April 30, 2007 - unaudited	F-24

Condensed consolidated statements of cash flows for the three months ended April 30, 2007 (Successor) and for the three months
ended March 31, 2006 (Predecessor) - unaudited	F-25

Notes to condensed consolidated financial statements - unaudited	F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Chatsworth Data Solutions, Inc. (formerly Adera Mines Limited)

We have audited the accompanying consolidated balance sheet of Chatsworth Data Solutions, Inc. and subsidiary (formerly Adera Mines Limited, Successor) as of January 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows (Successor) for the period August 1, 2006 through January 31, 2007. We have also audited the accompanying statements of operations, changes in stockholders’ equity, and cash flows of Chatsworth Data Corporation (Predecessor) for the period January 1, 2006 through July 31, 2006, and for the year ended December 31, 2005. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chatsworth Data Solutions, Inc. and subsidiary (formerly Adera Mines Limited) at January 31, 2007, and the consolidated results of their operations and their cash flows for the period August 1, 2006 through January 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the period January 1, 2006 through July 31, 2006, and the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective February 1, 2006 the Company adopted Statement of Financial Accounting Standard (“SFAS”), “Share-Based Payment” (“SFAS 123(R)”) which requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.

/s/ WEINBERG & COMPANY, P.A.

Los Angeles, California
April 23, 2007

CHATSWORTH DATA SOLUTIONS, INC.
(Formerly Adera Mines Limited)

CONSOLIDATED BALANCE SHEET (Successor)

January 31, 2007

ASSETS
Current Assets
Cash	$341,676
Accounts receivable, less allowance for doubtful accounts of $22,978	647,786
Inventories	1,072,208
Deferred tax assets, current	362,433
Prepaid expenses	80,585

Total current assets	2,504,688

Property and equipment, net	279,190
Goodwill	3,926,643
Intangible assets, net	2,634,680
Other assets	41,671

Total assets	$9,386,872

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$332,890
Accrued liabilities	759,514
Accrued registration payment penalty	383,000
Current portion of notes payable	1,000,000

Total current liabilities	2,475,404

Notes payable, long term	1,000,000
Deferred tax liability, long term	913,988

Total liabilities	4,389,392

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.00001 per share, 5,000,000 shares authorized, none issued and outstanding	-
Common stock, par value $0.00001 per share, 100,000,000 shares authorized, 31,250,000 shares issued and outstanding	312
Additional paid-in capital	6,278,564
Accumulated deficit	(1,281,396)

Total stockholders' equity	4,997,480

Total liabilities and stockholders' equity	$9,386,872

The accompanying notes are an integral part of these consolidated financial statements.

CHATSWORTH DATA SOLUTIONS, INC.
(Formerly Adera Mines Limited)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the period August 1, 2006 through January 31, 2007,
the period January 1, 2006 through July 31, 2006,
and the year ended December 31, 2005

	Successor	Predecessor
	For the period August 1, 2006 through January 31, 2007	For the period January 1, 2006 through July 31, 2006	Year ended December 31, 2005

Net sales	$4,314,310	$4,953,120	$5,561,583
Cost of sales	2,570,909	3,747,105	4,381,685
Gross profit	1,743,401	1,206,015	1,179,898

Operating expenses:
General and administrative	2,673,154	605,358	595,723
Depreciation	22,866	13,747	23,543
Amortization of intangible assets	497,520	-	-

Income (loss) from operations	(1,450,139)	586,910	560,632

Other income (expense)
Interest expense	(65,938)	-	-
Interest income	19,137	11,515	15,199
Registration payment penalty	(383,000)	-	-
Rental income	-	-	29,432
Gain on sale of land and building	-	-	2,934,331
Miscellaneous	-	-	366
Other income (expense), net	(429,801)	11,515	2,979,328

Income (loss) before income taxes	(1,879,940)	598,425	3,539,960
Income taxes (benefit)	(696,000)	-	54,561

Net income (loss)	$(1,183,940)	$598,425	$3,485,399

Net loss per share - basic and diluted	$(0.06)

Weighted average shares outstanding	18,539,541

The accompanying notes are an integral part of these consolidated financial statements.

CHATSWORTH DATA SOLUTIONS, INC.
(Formerly Adera Mines Limited)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the period August 1, 2006 through January 31, 2007

Successor
	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Successor
Balance, August 1, 2006	5,831,570	$58	$91,609	$(97,456)	$(5,789)

Cancellation of common stock	(2,331,570)	(23)	23	-	-

Issuance of common stock to investors, net of financing costs	22,000,000	220	4,789,952	-	4,790,172

Issuance of common stock for acquisition	250,000	2	59,998	-	60,000

Issuance of common stock for services related to acquisition	3,500,000	35	479,965	-	480,000

Fair value of warrant issued for services related to acquisition	-	-	37,080	-	37,080

Issuance of common stock for services	2,000,000	20	479,980	-	480,000

Fair value of vested options	-	-	339,957	-	339,957

Net loss	-	-	-	(1,183,940)	(1,183,940)

Balance, January 31, 2007	31,250,000	$312	$6,278,564	$(1,281,396)	$4,997,480

The accompanying notes are an integral part of these consolidated financial statements.

CHATSWORTH DATA SOLUTIONS, INC.
(Formerly Adera Mines Limited)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the year ended December 31, 2005 and for the period January 1, 2006 through July 31, 2006

Predecessor
	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Predecessor
Balance, January 1, 2005	780	$780	$2,313,095	$(528,011)	$1,785,864

Net income	-	-	-	3,485,399	3,485,399

Distributions to shareholders	-	-	-	(3,134,393)	(3,134,393)

Balance, December 31, 2005	780	780	2,313,095	(177,005)	2,136,870

Net income	-	-	-	598,425	598,425

Distributions to shareholders	-	-	-	(1,300,000)	(1,300,000)

Balance, July 31, 2006	780	$780	$2,313,095	$(878,580)	$1,435,295

The accompanying notes are an integral part of these consolidated financial statements.

CHATSWORTH DATA SOLUTIONS, INC.
(Formerly Adera Mines Limited)
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period August 1, 2006 through January 31, 2007,
the period January 1, 2006 through July 31, 2006,
and the year ended December 31, 2005

	Successor	Predecessor
	For the period August 1, 2006 through January 31, 2007	For the period January 1, 2006 through July 31, 2006	Year ended December 31, 2005
Cash Flows from Operating Activities
Net income (loss) for the period	$(1,183,940)	$598,425	$3,485,399
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	520,386	13,747	23,543
Gain on sale of land and building	-	-	(2,934,331)
Issuance of common stock for services	480,000	-	-
Fair value of vested options	339,957	-	-
Income tax benefit	(696,000)	-	-
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	460,250	(380,141)	(240,151)
Inventories	123,203	(246,144)	(133,917)
Deposits	-	-	(21,996)
Prepaid expenses	(74,188)	28,203	8,849
Other assets	(19,675)	-	-
Accounts payable	(292,908)	296,537	127,593
Accrued liabilities	(209,588)	22,766	2,993
Accrued registration payment penalty	383,000	-	-
Income taxes payable	-	(53,500)	46,025
Customer deposits	-	601,756	3,637
Net cash provided by (used in) operating activities	(169,503)	881,649	367,644
Cash Flows from Investing Activities
Purchase of property and equipment	(248,232)	(2,419)	(35,030)
Proceeds from sale of land and building	-	-	3,099,595
Acquisition, net of acquired cash	(4,030,761)	-	-
Net cash provided by (used in) investing activities	(4,278,993)	(2,419)	3,064,565
Cash Flows from Financing Activities
Proceeds from issuance of common stock	4,790,172	-	-
Distribution to shareholders	-	(1,300,000)	(3,134,393)
Net cash provided by (used in) financing activities	4,790,172	(1,300,000)	(3,134,393)

Increase (decrease) in cash	341,676	(420,770)	297,816
Cash and cash equivalents, beginning of period	-	859,460	561,644
Cash and cash equivalents , end of period	$341,676	$438,690	$859,460
Supplemental cash flow information
Cash paid for income taxes	$-	$26,325	$-
Cash paid for interest	54,828	-	-
Supplemental Non-Cash Investing and Financing Activities
Common stock issued at fair value for acquisition	$60,000	$-	$-
Common stock issued at fair value for services related to acquisition	$480,000	-	-
Warrant issued at fair value for services related to acquisition	$37,080	-	-
Notes payable issued for acquisition	$2,000,000	-	-

The accompanying notes are an integral part of these consolidated financial statements.

CHATSWORTH DATA SOLUTIONS, INC.
(Formerly Adera Mines Limited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of January 31, 2007 and for the period August 1, 2006 through January 31, 2007 (Successor), the period January 1, 2006 through July 31, 2006 (Predecessor), and year ended December 31, 2005 (Predecessor)

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of business

Chatsworth Data Solutions, Inc. (the “Company”), through its wholly owned subsidiary Chatsworth Data Corporation (“CDC”), manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The Company's fiscal year-end is January 31.

On August 7, 2006, the Company completed the acquisition of CDC for $7,246,531 including transaction costs. The acquisition was deemed effective August 1, 2006, and was accounted for as purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 Business Combinations. The assets acquired and liabilities assumed were recorded at their fair values at the date of acquisition (see Note 2).

Basis of presentation

The following provides a description of the basis of presentation for all periods presented.

Successor-Represents the consolidated financial position of the Company and its wholly owned subsidiary as of January 31, 2007, and the consolidated results of operations and cash flows of the Company and its wholly owned subsidiary for the period August 1, 2006 through January 31, 2007. Intercompany accounts and transactions have been eliminated in consolidation.

Predecessor-Represents the stockholders’ equity, results of operations, and cash flows of Chatsworth Data Corporation for the period January 1, 2006 through July 31, 2006 and for the year ended December 31, 2005.

Revenue recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company's product or delivery of the product to the destination specified by the customer.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Accounts receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality and payment history of the customer.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined principally on a first-in-first-out average cost basis.

Property and equipment

Property and equipment are stated at cost. The cost of property and equipment is depreciated on the straight-line method over the following estimated useful lives:

Machinery and equipment	5 years
Furniture and fixtures	5 years
Computer equipment	3 to 5 years
Leasehold improvements	3 years

Leasehold improvements are amortized over the shorter of the estimated useful life or the life of the building lease, which terminates in August 2008.

Impairment of long-lived assets

The Company periodically reviews the carrying value of its property and equipment and its intangible assets with finite lives, to test whether current events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. The Company generally measures fair value by considering sales prices for similar assets or by discounting estimated future net cash flows from such assets using a discount rate reflecting the Company's average cost of capital.

Goodwill and other intangible assets

Goodwill and other intangible assets are related to the Company's acquisition of CDC in August 2006. Intangible assets with finite lives are amortized over their estimated useful lives, which are three years for customer relations and five years for propriety technology. In addition to amortization, intangible assets are tested at least annually for impairment.

Goodwill represents the excess of the cost of the acquired entity over the net of amounts assigned to assets acquired and liabilities assumed, and it is not amortized. The Company tests goodwill for impairment at least annually by using a two-step process. In the first step, the fair value of the reporting unit, estimated using a discounted cash flows approach, is compared with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. No impairment loss has been recognized since the CDC acquisition.

Shipping and handling fees and costs

Shipping and handling fees and costs billed to customers are included in net sales, and the actual costs incurred by the Company are included in cost of sales. Shipping and handling costs are charged to expenses as incurred. Total shipping and handling costs of $3,598 for the period August 1, 2006 through January 31, 2007, $4,567 for the period January 1, 2006 through July 31, 2006, and $17,828 for the year ended December 31, 2005, are included in costs of goods sold for the respective periods.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

Prior to August 1, 2006, CDC had elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes are included in the financial statements for the period January 1, 2006 through July 31, 2006 or the year ended December 31, 2005, other than minimum state income taxes.

Fair value of financial instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payables, and accrued liabilities approximate fair values due to the short-term nature of the instruments. The carrying value of notes payable approximates fair value based on the effective interest rates compared to current market rates.

Comprehensive loss

For the period August 1, 2006 through January 31, 2007, the Company had no items that represent other comprehensive income or loss. For the period January 1, 2006 through July 31, 2006 and the year ended December 31, 2005, CDC had no items that represent other comprehensive income or loss.

Concentrations

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and unsecured trade accounts receivable.

The Company maintains cash balances at two banks. At January 31, 2007 the Company had $162,711 on deposit that exceeded federally insured limits. Management believes that the financial institutions that hold the Company's cash are financially sound and, accordingly, minimal credit risk exists.

For the period August 1, 2006 through January 31, 2007 the Company had one customer which accounted for approximately 36% of total sales. There were no other customers that accounted for over 10% of total sales, and there was no amount due from this customer at January 31, 2007. At January 31, 2007, three customers accounted for 17%, 12%, and 11%, respectively, of total accounts receivable. For the period January 1, 2006 through July 31, 2006, CDC had two customers which accounted for approximately 23% and 21%, respectively, of its total sales. For the year ended December 31, 2005, CDC had two customers, which accounted for approximately 13% and 10%, respectively, of total sales.

For the period August 1, 2006 through January 31, 2007, the Company had foreign revenue, comprised mostly of sales from Asia (15%) and Europe (14%), which accounted for approximately 33% of total sales. For the period January 1, 2006 through July 31, 2006, CDC had foreign revenue, comprised mostly of sales from Asia (12%) and Europe (8%), which accounted for approximately 28% of total sales. For the year ended December 31, 2005, CDC had foreign revenue, comprised mostly of sales from Asia (18%) and Europe (14%), which accounted for approximately 42% of total sales.

Basic and diluted net income (loss) per share

Basic earnings (loss) per share are computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted earnings per share reflects the potential dilution that could occur if options or other securities or contracts entitling the holder to acquire shares of common stock were exercised or converted, resulting in the issuance of additional shares of common stock that would then share in earnings. However, diluted loss per share does not consider such dilution as its effect would be anti-dilutive.

At January 31, 2007, potentially dilutive securities entitling the holder thereof to acquire shares of common stock are summarized as follows:

2007

Options to purchase common stock	5,600,000
Warrants to purchase common stock	12,103,000

For the period August 1, 2006 through January 31, 2007, these options and warrants were not included in the computation of diluted loss per share as their effects are anti-dilutive. There were no options or warrants outstanding during the period January 1, 2006 through July 31, 2006 and during the year ended December 31, 2005. Earnings per share information of the Predecessor are not presented since it was privately owned and its capital structure is not relevant to current Company stockholders.

Stock-based compensation

The Company estimates the fair value of stock options using a Black-Scholes option pricing model, consistent with the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), and supersedes APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). SFAS 123(R) requires all share-based payments to employees, including stock option grants, to be recognized in the income statement based on their fair values. The standard applies to newly granted awards and previously granted awards that are not fully vested on the date of adoption. The Company adopted SFAS 123(R) using the modified prospective method, which requires that compensation expense for the portion of awards for which the requisite service has not yet been rendered and that are outstanding as of the adoption date be recorded over the remaining service period. Prior to the adoption of SFAS No. 123(R) on February 1, 2006, the Company had no share-based payments. Accordingly, no prior periods have been restated, the impact of SFAS 123(R) is not presented, and no pro forma amounts are presented for 2006 had the Company recognized stock-based compensation in accordance with SFAS No. 123(R).

The Company accounts for options and warrants granted to non-employees under SFAS No. 123(R) and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are issued to other than Employees for Acquiring or in Conjunction with Selling Goods or Services. The Company measures the fair value of such options using the Black-Scholes option pricing model at each financial reporting date.

Registration payment arrangements

The Company accounts for registration payment arrangements under Financial Accounting Standards board (FASB) Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. FSP EITF 00-19-2 was issued in December, 2006. Early adoption of FSP EITF 00-19-2 is permitted and the Company adopted FSP EITF 00-19-2 effective November 1, 2006. At January 31, 2007, the Company has accrued an estimated penalty (see Note 8).

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2006 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have on its financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109 (FIN 48). FIN 48 provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions that has an effect on a company's financial statements accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, as a result of positions taken or expected to be taken in a company's tax return. A tax benefit from an uncertain position may be recognized only if it is "more likely than not" that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential effect that the adoption of FIN 48 will have on the Company's financial statement presentation and disclosures.

In February 2007, the FASB issued SFAS 159 The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits the measurement of certain financial instruments at fair value. Entities may choose to measure eligible items at fair value at specified election dates, reporting unrealized gains and losses on such items at each subsequent reporting period. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not evaluated the potential impact of the fair value option.

NOTE 2 - ACQUISITION OF CHATSWORTH DATA CORPORATION (Predecessor)

On August 7, 2006, the Company acquired 100 percent of the common stock of Chatsworth Data Corporation (CDC, Predecessor). The acquisition was effective August 1, 2006. CDC manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The outstanding shares of CDC were acquired by the Company in exchange for (i) $4,000,000 cash, (ii) promissory notes of $2,000,000 (iii) 250,000 shares of the Company's common stock valued at $60,000, and (iv) an obligation to reimburse the sellers for certain taxes which amounted to $200,000. The acquisition has been accounted for as a purchase in accordance with SFAS No. 141 Business Combinations. As such, the results of CDC's operations have been included in the consolidated financial statements since August 1, 2006. The components of the purchase price and the allocation of the purchase price are as follows:

Purchase Price
Cash consideration	$4,000,000
Notes payable issued	2,000,000
Value of 250,000 shares issued at close	60,000
Obligation for tax reimbursement	200,000
Cash paid for services related to acquisition	469,451
Fair value of 2,000,000 shares issued for services related to acquisition	480,000
Fair value of 103,000 warrants issued for services related to acquisition	37,080
Total	$7,246,531

Purchase price allocation
Current assets, including cash of $438,690	$2,748,481
Property and equipment	74,694
Goodwill	3,926,643
Other intangible assets	3,132,200
Current liabilities	(1,387,932)
Deferred tax liability	(1,247,555)
Total purchase price	$7,246,531

Of the $3,132,200 of acquired limited life intangible assets, $2,764,500 was assigned to customer relations with an estimated life of 3 years and $367,700 was assigned to proprietary technology with an estimated life of 5 years. Allocation to intangibles and goodwill may change based on final valuation analysis.

In preparing the valuation, the Company consulted with independent valuation experts. The valuations were based on the following assumptions:

The value of customer relationships was based on a three year useful life. The forecasted gross revenues and anticipated earnings before income tax margins for CDC were provided by the Company. The Company prepared a forecast that reflected the anticipated revenues from each of the current customers of CDC over a five year period. A combined federal and state effective tax rate and the return on requisite assets reduced the final values to an after tax basis and the value was discounted. The customer relationship value was discounted to a present value using a discount rate of 25.5%, and a 37.5% corporate tax rate.

The value of proprietary technology was determined to be the cost savings of proprietary technology the Company receives by not having to pay a licensing fee from a third party to utilize a similar platform.

Goodwill represents the excess of the purchase price of CDC over the fair value of the identifiable assets acquired and liabilities assumed.

The following unaudited pro forma operating data shown below presents the results of operations for the year ended January 31, 2007 and 2006, as if the acquisition of CDC had occurred on the last day of the immediately preceding fiscal period. Accordingly, transaction costs related to the acquisition are not included in the loss from operations shown below. The pro forma results are not necessarily indicative of the financial results that might have occurred had the acquisition actually taken place on the respective dates, or of future results of operations.

	For the Year Ended January 31,	For the Year Ended January 31,
	2007	2006
	(Unaudited)	(Unaudited)
Net sales	$8,958,619	$5,655,541
Net Income (loss)	$(1,299,177)	$1,091,232
Net Income (loss) per share-basic and diluted	$(0.04)	$0.03

NOTE 3 - INVENTORIES

Inventories consist of the following:

January 31, 2007

Raw materials	$604,470
Work in process	273,303
Finished goods	194,435
$1,072,208

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

January 31, 2007

Leasehold improvements	$43,909
Machinery and equipment	32,225
Computer equipment	188,266
Furniture and fixtures	37,854

302,254
Less accumulated depreciation	(23,064)
$279,190

Depreciation expense for the period August 1, 2006 through January 31, 2007, the period January 1, 2006 through July 31, 2006 and the year ended December 31, 2005 was $22,866, $13,747 and $23,543, respectively.

On August 17, 2005, CDC sold its land and building, a 29,000 square foot structure located on 1.3 acres of land in Chatsworth, California (the Property), to an unrelated third party for $3,292,800. The book value of the Property at August 17, 2005 was $168,111 and costs of sale were $190,358, resulting in a gain of $2,934,331. Also on the same date, CDC entered into a sublease agreement to lease approximately 14,500 square feet of the Property from an unrelated third party who leased the entire Property from the new owner. The sublease calls for minimum lease payments of $9,996 per month, or $119,952 per year, and expires in August 2008.

CDC determined it relinquished substantially all of the use of the Property and retained only a minor portion of such use because the present value of rental for the leaseback represented less than 10 percent of the fair value of the Property when sold. Accordingly, the gain on the sale portion of the transaction was recognized in its entirety. The lease portion of the transaction was classified as an operating lease.

NOTE 5 - GOODWILL AND OTHER INTANGIBLE ASSETS

The provisions of SFAS No. 142 state that goodwill of a reporting unit must be tested for impairment on an annual basis or at any other time during the year if events occur or circumstances change that would indicate that it is more likely than not that the fair value of the reporting unit has been reduced below its carrying amount.

Circumstances that could trigger an impairment test include a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of; and the results of testing for recoverability of a significant asset group.

As a result of the acquisition of CDC, intangible assets having finite lives consist of the following:

January 31, 2007

Customer Relations	$2,764,500
Propriety Technology	367,700
3,132,200
Less accumulated amortization	(497,520)
$2,634,680

Amortization of intangible assets was $497,520 for the period August 1, 2006 through January 31, 2007. There was no amortization for the period January 1, 2006 through July 31, 2006 and year ending December 31, 2005.

Amortization expense is estimated to be for the year ended January 31:

2008	$995,040
2009	995,040
2010	534,290
2011	73,540
2012	36,770

NOTE 6 - NOTES PAYABLE

Notes payable consist of seven unsecured notes that are payable to the predecessor shareholders of CDC in connection with the acquisition of CDC. Interest is at LIBOR plus 1% per annum (6.54% at January 31, 2007); $1,000,000 is due August 6, 2007, and $1,000,000 is due August 6, 2008. Included in the notes payable is a promissory note of $615,384 issued to William Moothart of which $307,692 is due on August 6, 2007 and $307,692 is due on August 6, 2008. Mr. Moothart serves as a director of this Company.

January 31,
2007

Total notes payable	$2,000,000
Less current portion	(1,000,000)
Long-term portion	$1,000,000

On December 1, 2006, CDC entered into a credit agreement with a financial institution. The credit agreement allows the Company to borrow the lesser of $3 million or the Company’s borrowing base, based on specific percentages of accounts receivable and inventory, as determined by the financial institution. The outstanding advances under the credit agreement bear interest of an annual rate equal to the prime rate plus a margin initially set at 0.50%. The credit agreement expires on November 30, 2007, and is secured by all the personal property of CDC, including its equipment, accounts receivable and inventory. The Company has guaranteed the obligations of CDC under the credit agreement. As of January 31, 2007, there were no funds advanced to CDC under the credit agreement.

NOTE 7 - INCOME TAXES

The components of the consolidated income tax benefit are as follow:

January 31,
2007

Federal:
Current	$-
Deferred	639,000
State:
Current	-
Deferred	57,000

Total	$696,000

Significant components of the Company's deferred income tax liability at January 31, 2007:

January 31,
2007
Deferred tax assets:
Net operating loss carry forward	$257,792
Deferred taxes due to change from Sub S to C corporation	80,000
Inventory	24,641
Share-based compensation	135,405
Total deferred tax assets	497,838
Deferred tax liability:
Intangible assets	(1,049,393)

Net deferred income tax liability	$(551,555)

The deferred tax is presented on the accompanying balance sheet as $362,433 deferred tax assets, current, and $913,988 deferred tax liability, long term.

Reconciliation of the effective income tax rate to the U.S. statutory rate for the six-month period ended January 31, 2007 is as follows:

Tax expense at the U.S. statutory income tax rate	34.0%
State tax net of federal tax benefit	5.8%
Net effect of change from Sub S to C corporation	5.3%
Registration payment penalty	(9.2%)
Other	1.1%
Effective income tax benefit rate	37.0%

NOTE 8 - CAPITAL STOCK

Preferred Stock

Pursuant to the Company’s certificate of incorporation, as amended, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with a par value of $.00001. The board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Common Stock

On August 1, 2006, the Company agreed with an individual to provide consulting services and to serve as chairman of the board of directors. As part of the agreement the Company granted the individual 2,000,000 shares of common stock. The shares were valued at $480,000 based on the price of shares of the Company's common stock sold in a contemporaneous private placement and were recorded as compensation expense.

On August 1, 2006, the Company agreed to issue an aggregate of 2,000,000 shares of its common stock to various consultants for services related to the acquisition of CDC. The shares were valued at $480,000 based on the price of shares sold in a contemporaneous private placement and were recorded as part of the consideration for the purchase of CDC.

On August 1, 2006, the Company issued 1,500,000 shares common stock to a consultant for services related to raising capital. The Company did not record any value to these shares as any value assigned to these shares would result in an increase and decrease to additional-paid-in-capital in the same amount.

In August 2006, the Company completed a private placement financing consisting of 22,000,000 units at a price of $0.25 per unit for total cash proceeds of $5,500,000 ($4,790,172 net of financing costs). Each unit consisted of one share of common stock valued at $0.24 per share and one-half of one share purchase warrant valued at $0.01. A total of 22,000,000 shares of common stock and 11,000,000 warrants were issued. Each full warrant is exercisable into one share of common stock at a purchase price of $0.30 per share on or before July 31, 2011 (see Note 9). The Company entered into an investor rights agreement with the investors in the private placement which provides for penalties if the Company fails to file a registration statement with respect to the shares of common stock sold and the shares of common stock underlying the warrants as soon as possible following the closing of the private placement. In addition, the registration statement must be declared effective by the SEC within a specified period of time after the filing and must be kept effective thereafter for a specified period of time. The registration rights agreement requires the payment of liquidated damages to the investors of approximately $1,833 per day (which represents approximately 1% per month of the total proceeds of $5,500,000) until the Registration Statement is declared effective, payable at the option of the Company in either cash or the Company’s common stock. The Company failed to meet these requirements. Accordingly, the Company had accrued an estimate of $383,000, for these potential penalties until the expected effectiveness of the registration statement, which is included in the Successor’s other income (expense) for the period August 1, 2006 through January 31, 2007.

On August 7, 2006, the Company issued 250,000 of restricted shares common stock to the sellers of CDC. The shares were valued at $60,000 based on the price of shares sold in a contemporaneous private placement and were recorded as part of the consideration for the purchase of CDC.

NOTE 9 - STOCK OPTIONS AND WARRANTS

Stock Options

On August 1, 2006, the Company agreed with an individual to provide consulting services and to serve as chairman of the board of directors. As part of the agreement the Company granted the individual options to purchase 2,000,000 shares of common stock at $0.30 per share. The options vested immediately, expire July 31, 2016, and were valued at $227,487, the fair values of the stock options on the date granted determined using a Black-Scholes pricing model, and were recorded as compensation expense.

On August 1, 2006, the Company agreed with an individual to provide consulting services and to serve as the Company's chief financial officer. As part of the agreement, the Company granted the individual options to purchase 500,000 shares of common stock at $0.30 per share. The options vested immediately, expire July 31, 2009, and were valued at $36,840, the fair values of the stock options on the date granted determined using a Black-Scholes pricing model, and were recorded as compensation expense.

On August 1, 2006, the Company entered into an employment agreement with an individual to serve as the Company's chief executive officer. As part of the agreement, the Company granted the individual options to purchase 1,000,000 shares of common stock at a price of $0.30 per share. The options were valued at $102,187, vest over 36 months, and expire July 31, 2011. $17,031 of compensation expense was recorded in the period August 1, 2006 through January 31, 2007 related to fair value of the vested options.

On September 14, 2006, the Company adopted the 2006 Equity Incentive Plan (the Plan) for its officers, directors and consultants. Subject to adjustments, options to purchase no more than 10,000,000 shares of common stock may be issued in the aggregate under the Plan. The options may not be granted for a term in excess of ten years.

On September 14, 2006, the Company granted options to purchase 1,000,000 shares of common stock at a price of $0.65 per share to four non-employee directors. Options to purchase 520,000 shares of common stock vested immediately, expire July 31, 2016, and were valued at $34,112, the fair value of the stock options on the date granted determined using a Black-Scholes pricing model, and were recorded as compensation expense. Options to purchase 480,000 shares of common stock vest over 24 months, expire July 31, 2016, and were valued at $31,488. The Company recognized $5,248 of compensation expense from the date the options were granted through January 31, 2007 related to fair value of the vested options

On November 13, 2006, the Company granted options to purchase 1,000,000 shares of common stock at $0.40 per share to various employees. The options vest one year from the date of grant with respect to 50% of the shares of common stock and the remaining options vest over the following three years and expire November 12, 2011. The options were valued at $213,500, the fair value of the stock options on the date granted determined using a Black-Scholes pricing model. The Company recognized $17,792 of compensation expense from the date the options were granted through January 31, 2007 related to the fair value of the vested options.

On December 15, 2006, the Company granted options to purchase 100,000 shares of common stock at $0.65 per share. The options vest one year from the date of grant with respect to 50% of the shares of common stock and the remaining options vest over the following three years and expire December 14, 2011. The options were valued at $34,694, the fair value of the stock options on the date granted determined using a Black-Scholes pricing model. The Company recognized $1,447 of compensation expense from the date the options were granted through January 31, 2007 related to the fair value of the vested options.

The fair value of grants issued in the period August 1, 2006 through January 31, 2007 were determined using a Black-Scholes option pricing model with the following assumptions: 4.65% average risk-free interest rate; 50% expected volatility; six year expected term, and 0% dividend yield.

At January 31, 2007, options outstanding are as follows:

	Shares	Average Exercise Price
Balance at February 1, 2006	-	-
Granted	5,600,000	$0.39
Exercised	-	-
Cancelled	-	-

Balance at January 31, 2007	5,600,000	$0.39

Additional information regarding options outstanding as of January 31, 2007 is as follows:

Options Outstanding				Options Exercisable
Weighted
Average
	Number of	Remaining	Weighted
Range of	Shares Under	Contractual	Average	Shares Under	Weighted
Exercise Price	Options	life (years)	Exercise Price	Options	Exercise Price

$0.30-$0.65	5,600,000	7.06	$0.39	3,354,167	$0.36

The aggregate intrinsic value of the 5,600,000 options outstanding and 3,318,750 options exercisable as of January 31, 2007 was $1,755,000 and $1,119,270, respectively. The aggregate intrinsic value for the options is calculated as the difference between the price of the underlying awards and quoted price of the Company's common shares for the options that were in-the-money as of January 31, 2007.

A summary of the status of nonvested shares as of January 31, 2007 are as follows:

Shares

Nonvested at February 1, 2006	-
Granted	5,600,000
Vested	(3,354,167)
Nonvested at January 31, 2007	2,245,833

The total value of options issued and vesting over the period August 1, 2006 through January 31, 2007, was $339,957 and has been reflected as compensation cost in the accompanying statement of operations.

The total deferred compensation expense for the outstanding value of unvested stock options was $340,353 as of January 31, 2007, which will be recognized over a weighted average period of 29 months.

Warrants

On August 1, 2006, the Company issued warrants to consultants to purchase up to 1,000,000 shares of its common stock for services in connection with the sale of equity for the acquisition of CDC. Each warrant is exercisable into one share of common stock at $0.30 per share and expires July 31, 2011. The Company did not record value to these warrants as any value assigned would result in an increase and decrease to additional-paid-in-capital in the same amount.

On August 1, 2006, the Company issued a warrant to a consultant to purchase up to 103,000 shares of its common stock for services related to the acquisition of CDC. Each warrant is exercisable into one share of common stock at $0.01 per share and expires July 31, 2011. The warrant became exercisable August 7, 2006, and was valued at its issuance at $ 37,080 based upon a Black-Scholes option pricing model with the following assumptions: expected volatility of 50%, a risk-free interest rate of 4.653%, an expected term of 6 years, and 0% dividend yield. The fair value of the warrant of $37,080 was recorded as part of the consideration for the purchase of CDC.

In August 2006, the Company completed a private placement financing consisting of 22,000,000 units. Each unit consisted of one share of common stock and one-half of one share common stock purchase warrant. A total of 11,000,000 warrants were issued. Each full warrant is exercisable into one share of common stock at $0.30 per share and expires July 31, 2011. The Company entered into an investor rights agreement with the investors in the private placement which provides for penalties if the Company fails to file a registration statement with respect to the shares of common stock sold and the shares of common stock underlying the warrants as soon as possible following the closing of the private placement. In addition, the registration statement must be declared effective by the SEC within a specified period of time after the filing and must be kept effective thereafter for a specified period of time. On December 4, 2006, a waiver of the potential liability for failure to register the shares of common stock underlying the warrants was obtained from the holders of a majority such securities. The waiver is effective from December 4, 2006 until October 4, 2007.

At January 31, 2007, warrants outstanding were as follows:

	Number of Shares under Warrants	Weighted Average Exercise Price

Warrants outstanding at February 1, 2006	-	$-
Warrants granted	12,103,000	0.30
Warrants expired	-	-

Warrants outstanding at January 31, 2007	12,103,000	$0.30

The following table summarizes information about warrants outstanding at January 31, 2007:

Warrants Outstanding and Exercisable

Number of Shares Under Warrants	Exercise Price		Expiration Date	Weighted Average Exercise Price

11,000,000		$0.30	July 31, 2011	$0.30
1,000,000		$0.30	July 31, 2011	$0.30
103,000		$0.01	July 31, 2011	$0.01

12,103,000	$$	0.01-0.30		$0.30

NOTE 10 - RELATED PARTY TRANSACTIONS

On August 1, 2006, the Company entered into a consulting agreement with an individual to provide consulting services and to serve as chairman of the board of directors. For the period August 1, 2006 through January 31, 2007, the Company paid the consultant $48,000, granted 2,000,000 shares of common stock valued at $480,000, and granted options to purchase 2,000,000 shares of common stock valued at $227,487, for services. In addition, during the period August 1, 2006 through January 31, 2007, the Company paid the consultant $205,000 and granted 1,000,000 shares of common stock valued at $240,000 in conjunction with the acquisition of CDC. The individual will serve as chairman of the board until he voluntarily resigns, is removed from the board, or is not re-elected as chairman. While the individual is a director, the Company will pay him a $96,000 annual retainer, payable monthly. In addition, the individual will receive 2.5% of total consideration paid by the Company as compensation for future acquisitions completed the Company in which the individual provides significant assistance. If the individual ceases to be a director, the $8,000 monthly retainer will continue until August 1, 2008.

On August 1, 2006, the Company entered into a consulting agreement with an individual to provide consulting services and to serve as the Company's chief financial officer through July 31, 2007. During the period August 1, 2006 through January 31, 2007, the Company paid the consultant $44,000 and granted options to purchase 500,000 shares of common stock valued at $36,840 for services. In addition, the Company paid a firm in which the consultant is a partner $60,647 for services.

On August 1, 2006, the Company entered into an employment contract with an individual to serve as the Company's chief executive officer through July 31, 2009. During the period August 1, 2006 through January 31, 2007, the Company paid the employee $107,536 salary, $20,000 for expenses, and granted options to purchase 1,000,000 shares valued at $102,187.

Four individuals were the shareholders and executive managers of the CDC before they sold their stock to the Company. During the period January 1, 2006 through July 31, 2006 and year ended December 31, 2005, CDC paid salaries of $368,100 and $638,040, respectively, to the four individuals. For the period January 1, 2006 through July 31, 2006 and year ended December 31, 2005, distributions of $1,300,000 and $3,134,393, respectively, were paid to the same individuals. Effective August 1, 2006, one of the individuals was appointed to the Company’s board of directors. On August 7, 2006, the Company issued notes payable totaling $2,000,000 to these individuals or their heirs in conjunction with the acquisition of CDC, including $615,384 to the current board member. For the period August 1, 2006 through January 31, 2007, the Company accrued $65,938 of interest on these notes, including $20,288 to the current board member.

During the period August 1, 2006 through January 31, 2007, the Company paid $59,828 to an affiliate of the largest shareholder of the Company for services.

NOTE 11 - COMMITMENTS

On August 17, 2005, CDC entered into a property leasing arrangement to lease approximately 14,500 square feet from an unrelated third party. The lease expires in August 2008. This lease is classified as an operating lease.

The minimum future non-cancelable aggregate lease payments under all operating leases are as follows:

For the year ending January 31,

2008	$134,073
2009	83,211
2010	8,978
2011	6,193
2012	489
Thereafter	-

Rent expense for the period August 1, 2006 through January 31, 2007, the period January 1, 2006 through July 31, 2006 and the year ended December 31, 2005 was $61,475, $79,968 and $39,984, respectively.

NOTE 12 - 401(k) PLAN

CDC sponsors a defined contribution 401(k) plan. Participation is available to substantially all employees who have completed 90 days of service. Employees can contribute a percentage of their salary to the 401(k) plan. CDC’s contributions to the 401(k) Plan are discretionary. Total contributions for the period August 1, 2006 through January 31, 2007, the period January 1, 2006 through July 31, 2006, and the year ended December 31, 2005, were $25,112, $25,627 and $42,179, respectively.

NOTE 13 - SUBSEQUENT EVENTS

In February 2007, the Company entered into an employment agreement with an individual. As part of the employment agreement, the Company granted options to purchase 100,000 shares of common stock at $0.40 per share. Also in February 2007, the Company entered into a consulting agreement with an individual. As part of the consulting agreement, the Company granted options to purchase 250,000 shares of common stock at $0.50 per share.

CHATSWOTH DATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the three months ended April 30, 2007 (Successor)
and three months ended March 31, 2006 (Predecessor)

CHATSWORTH DATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

April 30, 2007 (unaudited) and January 31, 2007

	April 30, 2007 (Unaudited)	January 31, 2007
ASSETS
Current Assets
Cash	$139,950	$341,676
Accounts receivable, less allowance for doubtful accounts of $25,894 and $22,978	991,058	647,786
Inventories	1,140,067	1,072,208
Deferred tax assets, current	501,310	362,433
Prepaid expenses	56,239	80,585

Total current assets	2,828,624	2,504,688

Property and equipment, net	340,466	279,190
Goodwill	3,926,643	3,926,643
Intangible assets, net	2,385,920	2,634,680
Other assets	44,409	41,671

Total assets	$9,526,062	$9,386,872

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$895,799	$332,890
Accrued liabilities	594,614	759,514
Accrued registration payment penalty	383,000	383,000
Borrowings under line of credit	200,000	-
Current portion of notes payable	1,000,000	1,000,000

Total current liabilities	3,073,413	2,475,404

Notes payable, long term	1,000,000	1,000,000
Deferred tax liability, long term	791,227	913,988

Total liabilities	4,864,640	4,389,392

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.00001 per share, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.00001 per share, 100,000,000 shares authorized, 31,250,000 shares issued and outstanding	312	312
Additional paid-in capital	6,338,249	6,278,564
Accumulated deficit	(1,677,139)	(1,281,396)

Total stockholders' equity	4,661,422	4,997,480

Total liabilities and stockholders' equity	$9,526,062	$9,386,872

See accompanying notes to condensed consolidated financial statements.

CHATSWORTH DATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended April 30, 2007 (Successor)
and the three months ended March 31, 2006 (Predecessor)
(unaudited)

	Successor	Predecessor
	For the three months ended April 30, 2007	For the three months ended March 31, 2006

Net sales	$2,218,753	$1,515,896
Cost of sales	1,493,328	1,181,196
Gross profit	725,425	334,700

Operating expenses:
General and administrative	1,074,992	271,366
Depreciation	26,195	4,329
Amortization of intangible assets	248,760	-

Income (loss) from operations	(624,522)	59,005

Other income (expense)
Interest expense	(35,752)	-
Interest income	2,893	4,366
Other income (expense), net	(32,859)	4,366

Income (loss) before income taxes	(657,381)	63,371
Income tax benefit	261,638	-

Net income (loss)	$(395,743)	$63,371

Net loss per share - basic and diluted	$(0.01)

Weighted average shares outstanding	31,250,000

See accompanying notes to condensed consolidated financial statements

CHATSWORTH DATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the three months ended April 30, 2007
(unaudited)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Successor
Balance, February 1, 2007	31,250,000	$312	$6,278,564	$(1,281,396)	$4,997,480

Net loss	-	-	-	(395,743)	(395,743)

Fair value of vested options	-	-	59,685	-	59,685

Balance, April 30, 2007	31,250,000	$312	$6,338,249	$(1,677,139)	$4,661,422

See accompanying notes to condensed consolidated financial statements

CHATSWORTH DATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended April 30, 2007 (Successor)
and the three months ended March 31, 2006 (Predecessor)
(unaudited)

	Successor	Predecessor
	For the three months ended April 30, 2007	For the three months ended March 31, 2006
Cash Flows from Operating Activities
Net income (loss) for the period	$(395,743)	$63,371
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	274,955	4,329
Fair value of vested options	59,685	-
Income tax benefit	(261,638)	-
Changes in operating assets and liabilities:
Accounts receivable	(343,272)	(86,659)
Inventories	(67,859)	(179,516)
Deposits	(2,738)	-
Prepaid expenses	24,346	(38,114)
Accounts payable	562,909	(25,646)
Accrued liabilities	(164,900)	1,926
Income taxes payable	-	(46,025)
Net cash used in operating activities	(314,255)	(306,334)
Cash Flows from Investing Activities
Purchase of property and equipment	(87,471)	(702)
Net cash used in investing activities	(87,471)	(702)
Cash Flows from Financing Activities
Net borrowings on line of credit	200,000	-
Net cash provided by financing activities	200,000	-

Decrease in cash	(201,726)	(307,036)
Cash and cash equivalents, beginning of period	341,676	859,460
Cash and cash equivalents, end of period	$139,950	$552,424
Supplemental cash flow information
Cash paid for income taxes	$-	$-
Cash paid for interest	$34,294	$-

See accompanying notes to condensed consolidated financial statements

CHATSWORTH DATA SOLUTIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended April 30, 2007 (Successor)
and the three months ended March 31, 2006 (Predecessor)
(unaudited)

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of business

Chatsworth Data Solutions, Inc. (the Company), through its wholly owned subsidiary Chatsworth Data Corporation (CDC), manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The Company's fiscal year-end is January 31.

On August 7, 2006, the Company completed the acquisition of CDC for $7,246,531 including transaction costs. The acquisition was deemed effective August 1, 2006, and was accounted for as purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 Business Combinations. The assets acquired and liabilities assumed were recorded at their fair values at the date of acquisition.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company’s Annual Report on Form 10-KSB for the fiscal year ended January 31, 2007, filed with the SEC on May 16, 2007. The results of operations for interim periods are not necessarily indicative of the results expected for a full year or for any future period. Certain prior year’s amounts have been reclassified to conform to the current period presentation.

The following provides a description of the basis of presentation for all periods presented.

Successor-Represents the consolidated financial position of the Company and its wholly owned subsidiary as of April 30, 2007, and the condensed consolidated results of operations and cash flows of the Company and its wholly owned subsidiary for the three months February 1, 2007 through April 30, 2007. Intercompany accounts and transactions have been eliminated in consolidation.

Predecessor-Represents the results of operations and cash flows of Chatsworth Data Corporation for the three months January 1, 2006 through March 31, 2006.

The results of operations for the three months ended April 30, 2007 (Successor) are compared to the three months ended March 31, 2006 (Predecessor), as the Successor has a January 31 fiscal year end and the Predecessor had a December 31 calendar year end.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company's product or delivery of the product to the destination specified by the customer.

Inventory

The Company uses a gross profit method to estimate cost of sales and inventory for interim periods based on historical results and other factors, such as sales mix and purchasing trends, affecting cost of sales during the reporting period.

Goodwill and other intangible assets

Goodwill and other intangible assets are related to the Company's acquisition of CDC in August 2006. Intangible assets with finite lives are amortized over their estimated useful lives, which are three years for customer relations and five years for propriety technology. In addition to amortization, intangible assets are tested at least annually for impairment.

Major customers

For the three months ended April 30, 2007 the Company had three customers which accounted for 20%, 13%, and 10%, respectively, of total sales. There were no other customers that accounted for over 10% of total sales. At April 30, 2007, one customer accounted for 45% of total accounts receivable. For the three months ended March 31, 2006, CDC had two customers which accounted for approximately 21% and 15%, respectively, of its total sales.

For the three months ended April 30, 2007, the Company had foreign revenue, comprised mostly of sales from Asia (17%) and Europe (16%), which accounted for approximately 34% of total sales. For the three months ended March 31, 2006, CDC had foreign revenue, comprised mostly of sales from Asia (15%), which accounted for approximately 16% of total sales.

Basic and diluted net income (loss) per share

Basic earnings (loss) per share are computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted earnings per share reflects the potential dilution that could occur if options or other securities or contracts entitling the holder to acquire shares of common stock were exercised or converted, resulting in the issuance of additional shares of common stock that would then share in earnings. However, diluted loss per share does not consider such dilution as its effect would be anti-dilutive.

At April 30, 2007, potentially dilutive securities entitling the holder thereof to acquire shares of common stock are summarized as follows:

2007

Options to purchase common stock	6,000,000
Warrants to purchase common stock	12,103,000

For the three months ended April 30, 2007, these options and warrants were not included in the computation of diluted loss per share as their effects are anti-dilutive. There were no options or warrants outstanding during the three months ended March 31, 2006. Earnings per share information of the Predecessor are not presented since it was privately owned and its capital structure is not relevant to current Company stockholders.

Stock-based compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“SFAS 123R”). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. Effective February 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption and all previously granted awards not yet vested as of the date of adoption. The Company had no share based payments prior to the adoption of SFAS No. 123R, and the initial adoption of this standard had no effect on the Company’s financial statements

Shares, warrants and options issued to non-employees for services are accounted for in accordance with SFAS 123(R) and Emerging Issues Task Force Issue No. 96-18 (“EITF 96-18”), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or In Conjunction with Selling Goods or Services” whereby the fair value of such option and warrant grants is determined using the Black-Scholes Model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

Registration payment arrangements

The Company accounts for registration payment arrangements under Financial Accounting Standards board (FASB) Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (FSP EITF 00-19-2). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. FSP EITF 00-19-2 was issued in December, 2006. Early adoption of FSP EITF 00-19-2 is permitted and the Company adopted FSP EITF 00-19-2 effective November 1, 2006. At January 31, 2007, and April 30, 2007, the Company accrued an estimated penalty (see Note 7).

Adoption of New Accounting Policy

Effective February 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) —an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of April 30, 2007, the Company does not have a liability for unrecognized tax benefits.

The Company files income tax returns in the U.S. federal jurisdiction and the state of California. The Company is subject to U.S. federal or state income tax examinations by tax authorities. During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of April 30, 2007, the Company has no accrued interest or penalties related to uncertain tax positions.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have on its financial position and results of operations.

In February 2007, the FASB issued SFAS 159 The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits the measurement of certain financial instruments at fair value. Entities may choose to measure eligible items at fair value at specified election dates, reporting unrealized gains and losses on such items at each subsequent reporting period. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not evaluated the potential impact of the fair value option.

NOTE 2 - INVENTORIES

Inventories consist of the following:

April 30, 2007

Raw materials	$1,004,326
Work in process	113,791
Finished goods	36,950
Inventory reserve	(15,000)
$1,140,067

NOTE 3 - GOODWILL AND OTHER INTANGIBLE ASSETS

As a result of the acquisition of CDC, intangible assets having finite lives consist of the following:
April 30, 2007

Customer Relations	$2,764,500
Propriety Technology	367,700
3,132,200
Less accumulated amortization	(746,280)
$2,385,920

Amortization of intangible assets was $248,760 for the three months ended April 30, 2007. There was no amortization for the three months ended March 31, 2006.

Amortization expense is estimated to be for the twelve months ended April 30:

2008	$995,040
2009	995,040
2010	303,915
2011	73,540
2012	18,385

NOTE 4 - NOTES PAYABLE

Notes payable consist of seven unsecured notes that are payable to the predecessor shareholders of CDC in connection with the acquisition of CDC. Interest is at 6.54% per annum; $1,000,000 is due August 6, 2007, and $1,000,000 is due August 6, 2008. Included in the notes payable is a promissory note of $615,384 issued to an individual who serves as a director of the Company of which $307,692 is due on August 6, 2007 and $307,692 is due on August 6, 2008.

April 30,
2007

Total notes payable	$2,000,000
Less current portion	(1,000,000)
Long-term portion	$1,000,000

NOTE 5 - LINE OF CREDIT

On December 1, 2006, CDC entered into a revolving credit agreement with a financial institution. The credit agreement provides for borrowings of up to $3 million or the maximum available based on specific percentages of accounts receivable and inventory, as determined by the financial institution, whichever is less. At April 30, 2007, $200,000 had been advanced and $789,482 was available to CDC under the credit agreement. The outstanding advances under the credit agreement bear interest at an annual rate equal to the prime rate (8.25 % at April 30, 2007) plus a margin initially set at 0.50%. The credit agreement expires on November 30, 2007, and is secured by all the personal property of CDC, including its equipment, accounts receivable and inventory. There are certain covenants and restrictions placed on CDC under the credit agreement, including, but not limited to, quarterly financial covenants, which commenced with the quarter ended April 30, 2007, specifying a funded debt to EBITDA (as defined) ratio, a minimum fixed-charge (as defined) coverage ratio, and restrictions or limitations on issuance of additional debt, mergers, leases, guaranties, transactions with affiliates, or change in control. CDC determined it is in compliance with all covenants as of April 30, 2007. The Company has guaranteed the obligations of CDC under the credit agreement.

NOTE 6 - INCOME TAXES

The components of the condensed consolidated income tax benefit are as follow:

April 30,
2007

Federal:
Current	$-
Deferred	223,510
State:
Current	-
Deferred	38,128

Total	$261,638

Significant components of the Company's deferred income tax liability at April 30, 2007:

April 30,
2007
Deferred tax assets:
Net operating loss carry forward	$396,669
Deferred taxes due to change from Sub S to C corporation	80,000
Inventory	24,641
Share-based compensation	159,160
Total deferred tax assets	660,470
Deferred tax liability:
Intangible assets	(950,387)

Net deferred income tax liability	$(289,917)

The deferred tax is presented on the accompanying balance sheet as $501,310 deferred tax assets, current, and $791,227 deferred tax liability, long term.

Reconciliation of the effective income tax rate to the U.S. statutory rate for the six-month period ended April 30, 2007 is as follows:

Tax expense at the U.S. statutory income tax rate	34.0%
State tax net of federal tax benefit	5.8%
Effective income tax benefit rate	39.8%

NOTE 7 - CAPITAL STOCK

Common Stock

In August 2006, the Company completed a private placement financing consisting of 22,000,000 units at a price of $0.25 per unit for total cash proceeds of $5,500,000 ($4,790,172 net of financing costs). Each unit consisted of one share of common stock valued at $0.24 per share and one-half of one share purchase warrant valued at $0.01. A total of 22,000,000 shares of common stock and 11,000,000 warrants were issued. Each full warrant is exercisable into one share of common stock at a purchase price of $0.30 per share on or before July 31, 2011 (see Note 8). The Company entered into an investor rights agreement with the investors in the private placement which provides for penalties if the Company fails to file a registration statement with respect to the shares of common stock sold and the shares of common stock underlying the warrants as soon as possible following the closing of the private placement. In addition, the registration statement must be declared effective by the SEC within a specified period of time after the filing and must be kept effective thereafter for a specified period of time. The registration rights agreement requires the payment of liquidated damages to the investors of approximately $1,833 per day (which represents approximately 1% per month of the total proceeds of $5,500,000) until the Registration Statement is declared effective, payable at the option of the Company in either cash or the Company's common stock. The Company failed to meet these requirements. Accordingly, the Company had accrued an estimate of $383,000 as of January 31, 2007, and April 30, 2007, for these potential penalties until the expected effectiveness of the registration statement.

NOTE 8 - STOCK OPTIONS AND WARRANTS

Stock Options

On February 21, 2007, the Company entered into an employment agreement with an individual. As part of the agreement, the Company granted options to purchase 100,000 shares of common stock at $0.40 per share. The options vest one year from the date of grant with respect to 50% of the shares of common stock and the remaining options vest over the following three years and expire February 20, 2012. The options were valued at $38,223, the fair value of the stock options on the date granted determined using a Black-Scholes pricing model. The Company recognized $3,185 of compensation expense from the date the options were granted through April 30, 2007 related to the fair value of the vested options.

On March 16, 2007, the Company granted options to an employee to purchase 50,000 shares of common stock at $0.40 per share. The options vest one year from the date of grant with respect to 50% of the shares of common stock and the remaining options vest over the following three years and expire March 15, 2012. The options were valued at $10,675, the fair value of the stock options on the date granted determined using a Black-Scholes pricing model. The Company recognized $445 of compensation expense from the date the options were granted through April 30, 2007 related to the fair value of the vested options.

On February 21, 2007, the Company agreed with an individual to provide consulting services. As part of the agreement the Company granted the individual options to purchase 250,000 shares of common stock at $0.50 per share. The options vest equally over a twelve month period and expire on February 20, 2012. The fair value of these option grants is estimated on the date of grant using the Black-Scholes option-pricing model and is remeasured at each reporting date based on market price until vested. For the three months ended April 30, 2007 we recorded $10,239 of compensation expense related to non-employee stock options.

The fair value of grants issued in the three months ended April 30, 2007 were determined using a Black-Scholes option pricing model with the following assumptions: 4.65% average risk-free interest rate; 50% expected volatility; five to six year expected term, and 0% dividend yield.

At April 30, 2007, options outstanding are as follows:

	Shares	Average Exercise Price

Balance at February 1, 2007	5,600,000	$.39
Granted	400,000.46
Exercised	-	-
Cancelled	-	-

Balance at April 30, 2007	6,000,000	$.39

Additional information regarding options outstanding as of April 30, 2007 is as follows:

Options Outstanding				Options Exercisable
Weighted
Average
	Number of	Remaining	Weighted
Range of	Shares Under	Contractual	Average	Shares Under	Weighted
Exercise Price	Options	life (years)	Exercise Price	Options	Exercise Price

$.30-$.65	6,000,000	6.68	$0.39	3,687,083	$0.37

The aggregate intrinsic value of the 6,000,000 options outstanding and 3,687,083 options exercisable as of April 30, 2007 was $815,000 and $571,875, respectively. The aggregate intrinsic value for the options is calculated as the difference between the price of the underlying awards and quoted price of the Company's common shares for the options that were in-the-money as of April 30, 2007.

A summary of the status of nonvested shares as of April 30, 2007 are as follows:

Shares

Nonvested at February 1, 2007	2,245,833
Granted	400,000
Vested	(332,916)
Nonvested at April 30, 2007	2,312,917

The total value of options issued and vesting over the three months ended April 30, 2007, was $59,685 and has been reflected as compensation cost in the accompanying statement of operations.

The total future compensation expense for the outstanding value of unvested stock options was $416,772 as of April 30, 2007, which will be recognized over a weighted average period of 33 months.

Warrants

At April 30, 2007, warrants outstanding were as follows:

	Number of Shares under Warrants	Weighted Average Exercise Price

Warrants outstanding at February 1, 2007	12,103,000	$0.30
Warrants granted	-	-
Warrants expired	-	-

Warrants outstanding at April 30, 2007	12,103,000	$0.30

The following table summarizes information about warrants outstanding at April 30, 2007:

Warrants Outstanding and Exercisable

Number of Shares Under Warrants	Exercise Price	Expiration Date	Weighted Average Exercise Price

11,000,000	$0.30	July 31, 2011	$0.30
1,000,000	$0.30	July 31, 2011	$0.30
103,000	$0.01	July 31, 2011	$0.01

12,103,000	$0.01-0.30		$0.30

NOTE 9 - RELATED PARTY TRANSACTIONS

On August 1, 2006, the Company entered into consulting agreements with two individuals to serve as chairman of the board of directors and the Company’s chief financial officer. During the three months ended April 30, 2007, the Company paid each individual $24,000. In addition, the Company paid a firm in which one of the consultants is a partner $5,411 for services.

Four individuals were the shareholders and executive managers of the CDC before they sold their stock to the Company. During the three months ended March 31, 2006, CDC paid salaries of $159,510 to the four individuals. Effective August 1, 2006, one of the individuals was appointed to the Company’s board of directors. On August 7, 2006, the Company issued notes payable totaling $2,000,000 to these individuals or their heirs in conjunction with the acquisition of CDC, including $615,384 to the current board member. For the three months ended April 30, 2007, the Company accrued $32,252 of interest on these notes, including $9,924 to the current board member.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s By-Laws and Nevada Revised Statutes, Chapter 78 provide for limitation of liability and/or indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. The Company may purchase or maintain insurance or make other financial arrangements on behalf of any person who is or was a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise asserted against him in his capacity as Director, officer, employee or agent, or arising of his status as such, whether or not the Company has the authority to indemnify him against such liability or expense.

The Company shall indemnify all of its officers and Directors, past, present, and future against any and all expenses incurred by them, and each of them, including but not limited to, legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action or administrative proceeding brought against them for any act or omission alleged to have been committed while acting within the scope of their duties as officers or Directors of the Company. The expenses of officers and Directors incurred and in advance of final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the officer or Director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other rights of indemnification, which the officers and Directors may have or hereafter acquire. Without limitation of the foregoing, the Board of Directors may adopt by-laws from time to time to provide the fullest indemnification permitted.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount

SEC registration fee	$2,320
Printing fees	5,000	*
Legal fees	60,000	*
Accounting fees and expenses	30,000	*
Miscellaneous	10,000	*
Total	$107,320	*

*ESTIMATES

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

We issued a total of 5,000,000 shares of our common stock (2,500,000 each) to our two founders for total consideration of $100 as of December 31, 2003 in the form of a private placement pursuant to Section 4(2) of the Securities Act.

As of August 7, 2006, we issued the following unregistered securities concurrently. The issuance of the following securities was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the investors which included, in pertinent part, that each was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each person understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

(i) We issued 22,000,000 shares of the Company’s common stock and 11,000,000 warrants to purchase shares of common stock at $.30 per share for total consideration of $5.5 million;

(ii) We issued a total of 250,000 shares to the former shareholders of CDC valued at $60,000;

(iii) Pursuant to a consulting agreement, we issued 2,000,000 shares and 2,000,000 options to purchase common stock at $0.30 per share to our Chairman of the Board of Directors for services valued at $500,000 ($480,000 for shares and $20,000 for options);

(iv) Pursuant to a services agreement, we issued a warrant to purchase 1,000,000 shares at $0.30 per share valued at $10,000;

(v) Pursuant to a service agreement we issued 300,000 shares and a warrant to purchase 103,000 shares at $0.01 per share valued at $3,000;

(vi) Pursuant to a service agreement we issued 1,500,000 shares valued at $360,000; and

(vii) We issued 1,700,000 shares valued at $408,000 to certain consultants as a finders’ fee;

ITEM 27. INDEX TO EXHIBITS.

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant as filed with the State of Nevada (2)

3.2	Amendment to Articles of Incorporation as filed on November 29, 2006 (6)

3.3	Restated Bylaws of Registrant (3)

4.1	Form of Investor Warrant (3)

4.2	Form of Consultant Warrant (3)

5.1	Opinion of Conner & Winters, LLP (1)

10.1	Form of Common Stock and Warrant Purchase Agreement by and between Registrant and investors dated July 31, 2006. (1)

10.2	Form of Investor Rights Agreement by and between Registrant and investors dated July 31, 2006 (3)

10.3	Employment Agreement by and between Registrant and J. Stewart Asbury III dated July 31, 2006 (3)

10.4	Consulting Agreement by and between Registrant and Sidney Anderson dated July 31, 2006 (3)

10.5	Form of Promissory Note issued to Chatsworth Data Corporation stockholders (3)

10.6	Consulting Agreement by and between Registrant and Clayton Woodrum (3)

10.7	Stock Acquisition Agreement for shares of Chatsworth Data Corporation (3)

10.8	Consulting Agreement between Registrant and Euro Catalysts Capital Markets, Inc. (3)

10.9	Consulting Agreement between Registrant and Cypress Investors, LLC (3)

10.10	2006 Equity Incentive Plan (4)

10.11	Non-Employee Director Compensation Plan (4)

10.12	Form of Director and Officer Indemnification Agreement (4)

10.13	Lease for Chatsworth facility (6)

10.14	Agreement with Pearson Assessments (6)

10.15	Revolving Credit Agreement dated December 1, 2006, by and between Chatsworth Data Corporation and Bank of Oklahoma, N.A.(5)

10.16	Promissory Note dated December 1, 2006, of Chatsworth Data Corporation in favor of Bank of Oklahoma, N.A.(5)

10.17	Form of Amendment to Promissory Note issued to Chatsworth Data Corporation stockholders dated July 31, 2007 (7)

23.1	Consent of Weinberg & Company, P.A. (1)

23.2	Consent of Conner & Winters, LLP (See Exhibit 5.1)

(1) Filed herewith.
(2) Incorporated by reference to Registrant’s Registration Statement on Form SB-2 on March 12, 2004.
(3)  Incorporated by reference to Registrant’s Current Report on Form 8-K dated August 11, 2006.
(4) Incorporated by reference to Registrant’s Registration Statement on Form SB-2 on October 19, 2006.
(5) Incorporated by reference to Registrant’s Form 10-QSB for the quarter ended October 31, 2006.
(6) Incorporated by reference to Registrant’s Amendment No. 1 to Registration Statement on Form SB-2 filed on February 20, 2007.
(7) Incorporated by reference to Registrant’s Current Report on Form 8-K dated August 3, 2007.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and,

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. The undersigned registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on August 6, 2007.

CHATSWORTH DATA SOLUTIONS, INC.

By:	/s/ J. Stewart Asbury III
J. Stewart Asbury III, President and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ J. Stewart Asbury III	President, Chief Executive Officer (Principal Executive Officer)	August 6, 2007
J. Stewart Asbury III

/s/ Clayton E. Woodrum	Chief Financial Officer	August 6 , 2007
Clayton E. Woodrum	(Principal Financial and Accounting Officer)

/s/ Sidney L. Anderson	Chairman of the Board and Executive Director	August 6, 2007
Sidney L. Anderson

/s/ Gregory A. Nihon	Director	August 6, 2007
Gregory A. Nihon

/s/ Kerry Stirton	Director	August 6, 2007
Kerry Stirton

/s/ Iain Drummond	Director	August 6, 2007
Iain Drummond

/s/ William H. Moothart	Director	August 6, 2007
William H. Moothart